Exhibit 99.1

ITEM 8. - FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Index to Consolidated Financial Statements and Financial Statement Schedule

All other financial statement schedules are omitted because they are not applicable or because the required information is shown elsewhere in the Consolidated Financial Statements or Notes thereto.

Report of Independent Registered Public Accounting Firm

To the Stockholders and
Board of Directors of Omnicare, Inc.

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Omnicare, Inc. and its subsidiaries at December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule (not separately presented herein) listed in the index appearing under Item 15 (a)(2) of the Company's Form 10-K for the year end December 31,2013 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control over Financial Reporting (not separately presented herein) appearing under Item 9A of the Company's Form 10-K for the year ended December 31, 2013. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
Cincinnati, OH
February 19, 2014, except with respect to our opinion on the consolidated financial statements and financial statement schedule insofar as it relates to the effects of the change in guarantor subsidiaries discussed in Note 21, as to which the date is November 5, 2014.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
OMNICARE,  INC.  AND  SUBSIDIARY  COMPANIES

(in thousands, except per share data)

	For the years ended December 31,
	2013	2012	2011
Net sales	$6,013,398	$5,878,464	$5,896,606
Cost of sales	4,592,536	4,483,042	4,603,620
Gross profit	1,420,862	1,395,422	1,292,986
Selling, general and administrative expenses	756,180	772,004	722,167
Provision for doubtful accounts	99,561	97,995	97,034
Settlement, litigation and other related charges	167,465	49,375	55,031
Other charges	99,802	65,713	16,093
Operating income	297,854	410,335	402,661
Interest expense, net of investment income	(123,870)	(135,103)	(160,103)
Income from continuing operations before income taxes	173,984	275,232	242,558
Income tax provision	89,092	103,289	99,779
Income from continuing operations	84,892	171,943	142,779
Income (loss) from discontinued operations, net of income tax	(128,324)	22,931	(55,855)
Net income (loss)	$(43,432)	$194,874	$86,924
Earnings (loss) per common share - Basic:
Continuing operations	$0.83	$1.57	$1.26
Discontinued operations	(1.26)	0.21	(0.49)
Net income (loss)	$(0.43)	$1.78	$0.77
Earnings (loss) per common share - Diluted:
Continuing operations	$0.78	$1.52	$1.25
Discontinued operations	(1.17)	0.20	(0.49)
Net income (loss)	$(0.39)	$1.73	$0.76
Weighted average number of common shares outstanding:
Basic	102,080	109,531	113,000
Diluted	109,449	112,988	114,781
Other comprehensive income (loss), net of tax
Cumulative translation adjustment	$—	$1,384	$(4,691)
Unrealized appreciation (depreciation) in fair value of investments	(274)	(151)	(1,274)
Amortization of pension benefit gain and actuarial loss	553	(1,363)	(7)
Total other comprehensive income (loss), net of tax	279	(130)	(5,972)
Comprehensive income (loss)	$(43,153)	$194,744	$80,952

The Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS
OMNICARE,  INC.  AND  SUBSIDIARY  COMPANIES

(in thousands, except share data)

	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$356,001	$444,620
Restricted cash	5	1,066
Accounts receivable, less allowances of $202,602 (2012-$264,105)	695,684	822,055
Inventories	512,418	374,620
Deferred income tax benefits	135,094	136,186
Other current assets	265,531	252,498
Current assets of discontinued operations	49,995	57,814
Total current assets	2,014,728	2,088,859
Properties and equipment, at cost less accumulated depreciation of $263,603 (2012-$267,647)	305,888	272,860
Goodwill	4,057,456	4,061,303
Identifiable intangible assets, less accumulated amortization of $227,657 (2012-$204,741)	129,974	165,099
Other noncurrent assets	96,722	163,264
Noncurrent assets of discontinued operations	87,078	237,879
Total noncurrent assets	4,677,118	4,900,405
Total assets	$6,691,846	$6,989,264
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$181,022	$192,080
Accrued employee compensation	50,240	71,401
Current debt	527,204	27,713
Other current liabilities	355,845	174,057
Current liabilities of discontinued operations	18,846	16,763
Total current liabilities	1,133,157	482,014
Long-term debt, notes and convertible debentures	1,418,819	2,030,030
Deferred income tax liabilities	1,012,733	914,660
Other noncurrent liabilities	53,835	53,874
Noncurrent liabilities of discontinued operations	1,398	2,974
Total noncurrent liabilities	2,486,785	3,001,538
Total liabilities	3,619,942	3,483,552
Convertible debt (Note 11)	331,101	—
Commitments and contingencies (Note 18)
Stockholders' equity:
Preferred stock, no par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $1 par value, 200,000,000 shares authorized, 134,623,736 shares issued (2012-133,503,156 shares issued)	134,624	133,503
Paid-in capital	2,047,195	2,419,970
Retained earnings	1,693,799	1,801,075
Treasury stock, at cost- 34,013,923 shares (2012- 28,851,671 shares)	(1,132,274)	(846,016)
Accumulated other comprehensive (loss) income	(2,541)	(2,820)
Total stockholders' equity	2,740,803	3,505,712
Total liabilities and stockholders' equity	$6,691,846	$6,989,264
The Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
OMNICARE, INC. AND SUBSIDIARY COMPANIES

(in thousands)	For the years ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net income (loss)	$(43,432)	$194,874	$86,924
(Income) loss from discontinued operations	128,324	(22,931)	55,855
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation	56,013	49,048	43,735
Amortization	76,947	79,489	81,919
Write-off of debt issuance costs	4,784	12,466	6,012
Debt redemption tender offer premium	—	—	(19,582)
Disposition of business	39,245	—	—
Loss on debt extinguishment	51,496	35,092	—
Deferred tax provision	61,932	95,327	65,078
Changes in assets and liabilities, net of effects from acquisition and divestiture of businesses:
Accounts receivable, net of provision for doubtful accounts	77,441	74,220	101,621
Inventories	(138,028)	38,066	2,731
Current and noncurrent assets	65,138	44,017	138,112
Accounts payable	(11,649)	(70,531)	28,580
Accrued employee compensation	(19,856)	12,895	1,647
Current and noncurrent liabilities	131,159	(7,403)	(46,484)
Net cash flows from operating activities of continuing operations	479,514	534,629	546,148
Net cash flows from (used in) operating activities of discontinued operations	(12,454)	9,855	3,874
Net cash flows from operating activities	467,060	544,484	550,022
Cash flows from investing activities:
Acquisition of businesses, net of cash received	(3,895)	(34,873)	(101,933)
Divestiture of businesses, net	11,658	19,207	13,099
Capital expenditures	(95,015)	(96,924)	(60,717)
Marketable securities	(365)	(25,018)	—
Transfer of cash to trusts for employee health and severance costs, net of payments out of the trust	1,061	1,326	(275)
Other	—	(56)	(2,874)
Net cash flows used in investing activities of continuing operations	(86,556)	(136,338)	(152,700)
Net cash flows used in investing activities of discontinued operations	(1,007)	(2,996)	(2,711)
Net cash flows used in investing activities	(87,563)	(139,334)	(155,411)
Cash flows from financing activities:
Payments on term loans	(21,250)	(24,688)	(5,625)
Proceeds from long-term borrowings and obligations	—	425,000	600,000
Payments on long-term borrowings and obligations	(192,322)	(453,573)	(776,996)
Capped call transaction	—	(48,126)	—
Fees paid for financing activities	(5,660)	(7,566)	(13,780)
Increase (decrease) in cash overdraft balance	473	(14,927)	11,674
Payments for Omnicare common stock repurchases	(220,971)	(388,968)	(140,127)
Proceeds for stock awards and exercise of stock options, net of stock tendered in payment	15,819	24,951	30,712
Dividends paid	(62,928)	(45,214)	(17,217)
Other	5,262	1,912	3,140
Net cash flows (used in) financing activities of continuing operations	(481,577)	(531,199)	(308,219)
Net cash flows from (used in) financing activities of discontinued operations	3,868	—	(613)
Net cash flows used in financing activities	(477,709)	(531,199)	(308,832)
Net (decrease) increase in cash and cash equivalents	(98,212)	(126,049)	85,779
Less increase (decrease) in cash and cash equivalents of discontinued operations	(9,593)	6,859	550
(Decrease) increase in cash and cash equivalents of continuing operations	(88,619)	(132,908)	85,229
Cash and cash equivalents at beginning of year	444,620	577,528	492,299
Cash and cash equivalents at end of year	$356,001	$444,620	$577,528
The Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
OMNICARE, INC. AND SUBSIDIARY COMPANIES
(in thousands, except per share data)

	Common Stock	Paid-in Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
Balance at January 1, 2011	$129,634	$2,424,978	$1,582,489	$(333,554)	$15,214	$3,818,761
Dividends paid ($0.1525 per share)	—	—	(17,217)	—	—	(17,217)
Stock acquired/issued for benefit plans	—	—	—	(14)	—	(14)
Stock option exercises and amortization/forfeitures	1,565	40,466	—	(21)	—	42,010
Common stock repurchase	—	—	—	(140,127)	—	(140,127)
Stock awards/issuance, net of amortization/forfeitures	558	23,497	(19)	(10,407)	—	13,629
Other	—	—	(348)	—	—	(348)
Translation adjustment recorded on divestiture of business	—	—	—	—	(2,210)	(2,210)
Net income	—	—	86,924	—	—	86,924
Other comprehensive income (loss), net of tax	—	—	—	—	(5,972)	(5,972)
Balance at December 31, 2011	131,757	2,488,941	1,651,829	(484,123)	7,032	3,795,436
Dividends paid ($0.42 per share)	—	—	(45,214)	—	—	(45,214)
Stock acquired/issued for benefit plans	—	—	—	39	—	39
Stock option exercises and amortization/forfeitures	1,295	50,093	—	(232)	—	51,156
Common stock repurchase	—	—	—	(339,117)	—	(339,117)
Purchase of capped call	—	(48,126)	—	—	—	(48,126)
Debt exchange	—	(54,546)	—	—	—	(54,546)
Equity forward contract	—	(50,000)	—	—	—	(50,000)
Stock awards/issuance, net of amortization/forfeitures	451	33,608	(414)	(22,583)	—	11,062
Translation adjustment recorded on divestiture of business	—	—	—	—	(9,722)	(9,722)
Net income	—	—	194,874	—	—	194,874
Other comprehensive income (loss), net of tax	—	—	—	—	(130)	(130)
Balance at December 31, 2012	133,503	2,419,970	1,801,075	(846,016)	(2,820)	3,505,712
Dividends paid ($0.62 per share)	—	—	(62,928)	—	—	(62,928)
Stock acquired/issued for benefit plans	—	—	—	57	—	57
Stock option exercises, amortization/forfeitures and adjustments	744	22,088	—	(67)	—	22,765
Common stock repurchase	—	—	—	(220,971)	—	(220,971)
Equity forward contract settlement	—	50,000	—	(50,000)	—	—
Stock awards/issuance, net of amortization/forfeitures	376	29,849	(916)	(15,277)	—	14,032
Debt exchanged/converted	1	(143,611)	—	—	—	(143,610)
Reclassification of convertible debt to mezzanine (Note 11)	—	(331,101)	—	—	—	(331,101)
Net income (loss)	—	—	(43,432)	—	—	(43,432)
Other comprehensive income (loss), net of tax	—	—	—	—	279	279
Balance at December 31, 2013	$134,624	$2,047,195	$1,693,799	$(1,132,274)	$(2,541)	$2,740,803

The Notes to Consolidated Financial Statements are an integral part of these statements.

Notes to Consolidated Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies

Description of Business

Omnicare, Inc. ("Omnicare" or the "Company") is a leading healthcare services company that specializes in the management of complex pharmaceutical care. The Company operates two primary businesses, Long-Term Care Group ("LTC") and Specialty Care Group ("SCG"), each serving a different customer population but sharing a common objective: advancing health outcomes at the lowest possible cost. Through LTC, Omnicare is the nation's largest provider of pharmaceuticals and related pharmacy and ancillary services to long-term care facilities as well as chronic care facilities and other settings. SCG provides specialty pharmacy and commercialization services for the biopharmaceutical industry. Omnicare leverages its specialized clinical capabilities and innovative technology solutions across both primary businesses as key components of the value Omnicare believes it provides to its customers. Additional information on the Company's reportable segments is presented at the "Segment Information" note.

In 2013, the Company's end-of-life hospice pharmacy business ("Hospice") as well as certain retail operations ("Retail") qualified for discontinued operations treatment. The results from operations for all periods presented have been revised to reflect the results of these businesses as discontinued operations, including related expenses. See additional information at the "Discontinued Operations" note.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries.  Omnicare consolidates entities in which the Company is the primary beneficiary, in accordance with the authoritative guidance regarding the consolidation of variable interest entities.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Translation of Foreign Financial Statements

In years ended December 31, 2012 and prior, assets and liabilities of the Company’s foreign operations were translated at the year-end rate of exchange, and the income statements were translated at average rates of exchange.  Gains or losses from translating foreign currency financial statements were accumulated in a separate component of stockholders’ equity. With the disposition of its Canadian pharmacy in the third quarter of 2012, the Company had no foreign operations as of December 31, 2013 or 2012.

Cash Equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less. Carrying values of cash and cash equivalents approximate fair value due to the short-term nature of these instruments.

Omnicare maintains amounts on deposit with various financial institutions, which may, at times, exceed federally insured limits. However, management periodically evaluates the credit-worthiness of those institutions, and the Company has not experienced any losses on such deposits.

Restricted Cash

Restricted cash primarily represents cash transferred to separate irrevocable trusts for settlement of employee health and severance costs, and cash collected on behalf of third parties.

Fair Value of Financial Instruments

The Company applies the authoritative guidance for fair value measurements, which defines a hierarchy prioritizing the inputs used in fair value measurements.  “Level 1” measurements use quoted prices in active markets for identical assets or liabilities.  “Level 2” measurements use significant observable inputs.  “Level 3” measurements use significant unobservable inputs which require a company to develop its own assumptions.  In recording the fair value of assets and liabilities, companies must use the most reliable measurement available.

See further discussion at the “Fair Value” note.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of interest-bearing cash and cash equivalents, accounts receivable and fixed to floating interest rate swap agreements.

The Company is exposed to credit risk in the event of default by the financial institutions or issuers of cash and cash equivalents to the extent recorded on the Consolidated Balance Sheets.  Specifically, at any given point in time, the Company has cash on deposit with financial institutions, and cash invested in high quality, short-term money market funds and/or U.S. government-backed repurchase agreements, generally having original maturities of three months or less, in order to minimize its credit risk.

The Company establishes allowances for doubtful accounts based on various factors, including historical credit losses and specifically identified credit risks.  Management reviews the allowances for doubtful accounts on an ongoing basis for appropriateness.  For the years ended December 31, 2013, 2012 and 2011, no single customer accounted for 10% or more of revenues.  The Company generally does not require collateral from its customers relating to the extension of credit in the form of accounts receivable balances.

In 2013, approximately sixty percent of Omnicare’s pharmacy services billings were directly reimbursed by government-sponsored programs.  These programs include primarily federal Medicare Part D, Medicare Part B and, to a lesser extent, the state Medicaid programs.  The remainder of Omnicare’s billings were paid or reimbursed by individual residents or their responsible parties (private pay), facilities and other third-party payors, including private insurers.  A portion of these revenues also are indirectly dependent on government programs.  The table below represents the Company’s approximated payor mix (as a % of annual sales) for the last three years ended:

	December 31,
	2013	2012	2011
Private pay, third-party and facilities (a)	36%	36%	39%
Federal Medicare program (Part D & Part B)	55%	52%	49%
State Medicaid programs	7%	8%	9%
Other sources	2%	4%	3%
Totals	100%	100%	100%
(a) Includes payments from SNFs on behalf of their federal Medicare program-eligible residents (Medicare Part A) and for other services and supplies, as well as payments from third-party insurers and private pay.

Accounts Receivable

The following table is an aging of the Company’s December 31, 2013 and 2012 gross accounts receivable (net of allowances for contractual adjustments, and prior to allowances for doubtful accounts), aged based on payment terms and categorized based on the four primary overall types of accounts receivable characteristics (in thousands):

December 31, 2013	Current and 0-180 Days Past Due	181 Days and Over Past Due	Total
Medicare (Part D and Part B), Medicaid
and Third-Party payors	$195,544	$67,791	$263,335
Facility payors	328,444	146,751	475,195
Private Pay payors	75,655	84,101	159,756
Total gross accounts receivable	$599,643	$298,643	$898,286
December 31, 2012
Medicare (Part D and Part B), Medicaid
and Third-Party payors	$233,807	$163,372	$397,179
Facility payors	350,886	167,474	518,360
Private Pay payors	70,480	100,141	170,621
Total gross accounts receivable	$655,173	$430,987	$1,086,160

Notes Receivable

The Company periodically enters into notes receivable from its customers.  These notes receivable and the related allowance for losses are recorded in the “Other Current Assets” and “Other Non-Current Assets” captions of the Consolidated Balance Sheets, and are not considered material to the consolidated financial position of the Company.  The Company assesses and monitors credit risk associated with notes receivable through review of the customer’s net worth, payment history, long-term debt ratings and/or other information available from recognized credit rating services.  The receivables are periodically assessed for significant changes in credit ratings or other information indicating an increase in exposure to credit risk.  Historic losses on notes receivable have not been material to the consolidated financial position of the Company.

Inventories

Inventories consist primarily of purchased pharmaceuticals and medical supplies held for sale to customers and are stated at the lower of cost or market.  Cost is determined using the first-in, first-out method.  Physical inventories are typically performed on a monthly basis at pharmacy sites, and in all cases the Company’s policy is to perform them at least once a quarter.  Cost of goods sold is recorded based on the actual results of the physical inventory counts.

The Company receives discounts, rebates and/or other price concessions (“Discounts”) relating to purchases from its suppliers and vendors.  When recognizing the related receivables associated with the Discounts, Omnicare accounts for these Discounts as a reduction of cost of goods sold and inventories.  The Company records its estimates of Discounts earned during the period on the accrual basis of accounting, giving proper consideration to whether those Discounts have been earned based on the terms of applicable arrangements, and to the levels of inventories remaining on-hand.  Receivables related to Discounts are regularly adjusted based on the best available information, and to actual amounts as cash is received and the applicable arrangements are settled. Historical estimates have not differed materially from actual results.

Properties and Equipment

Properties and equipment are stated at cost less accumulated depreciation.  Expenditures for maintenance, repairs, renewals and betterments that do not materially prolong the useful lives of the assets are charged to expense as incurred.  Depreciation of properties and equipment is computed using the straight-line method over the estimated useful lives of the assets, which range from three to ten years for computer equipment and software, machinery and equipment, and furniture and fixtures.  Buildings and building improvements are depreciated over 40 years, and leasehold improvements are amortized over the lesser of the initial lease term or their useful lives.  The Company capitalizes certain costs that are directly associated with the development of internally developed software, representing the historical cost of these assets.  Once the software is completed and placed into service, such costs are amortized over the estimated useful lives, ranging from three to ten years.

Leases

Rental payments under operating leases are expensed.  Leases that substantially transfer all of the benefits and risks of ownership of property to Omnicare or otherwise meet the criteria for capitalization are accounted for as capital leases.  An asset is recorded at the time a capital lease is entered into together with its related long-term obligation to reflect its purchase and financing.  Property and equipment recorded under capital leases are depreciated on the same basis as previously described.

Valuation of Long-Lived Assets

Long-lived assets such as property and equipment, software (acquired and internally developed) and investments are reviewed for impairment when events or changes in circumstances indicate that the book carrying amount of the assets may not be recoverable.  An impairment charge is recognized when estimated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its book carrying amount.

Goodwill, Intangibles and Other Assets

Intangible assets are comprised primarily of goodwill, customer relationship assets, noncompete agreements, technology assets, and trademarks and trade names, all originating from business combinations accounted for as purchase transactions.   The Company has adopted the revised authoritative guidance regarding the testing for goodwill impairment that allows an entity the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is more likely than not that the fair value of a reporting unit is less than the carrying amount then the Company would perform the two step goodwill impairment test. The first step, used to identify potential impairment, is a comparison of the reporting unit's estimated fair value to its carrying value, including goodwill. If the fair value of the reporting unit exceeds its carrying value, applicable goodwill is considered not to be impaired. If the carrying value exceeds fair value, there is an indication of impairment and the second step is performed to measure the amount of the impairment, if any. The second step requires the Company to calculate an implied fair value of goodwill at the reporting unit level. If the goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess.

Intangible assets are amortized over their useful lives.  See further discussion at the “Goodwill and Other Intangible Assets” note.

Debt issuance costs are included in the “Other noncurrent assets” line of the Consolidated Balance Sheets and are amortized over the life of the related debt, and to the put and initial redemption date of December 15, 2015 in the case of the 3.25% Convertible Senior Debentures due 2035.

Insurance Accruals

The Company is self-insured for certain employee health, property and casualty, worker's compensation, medical professional liability and automobile liability insurance claims.  The Company carries a stop-loss umbrella policy for health insurance to limit the maximum potential liability for both individual and aggregate claims for a plan year.  Claims are paid as they are submitted to the respective plan administrators.  The Company records monthly expense for the self-insurance plans in its financial statements for incurred claims, based on historical claims experience and input from third-party insurance professionals in order to determine the appropriate accrual level.  The accrual gives consideration to claims that have been incurred but not yet paid and/or reported to the plan administrator.  The Company establishes the accruals based on the historical claim lag periods, current payment trends for similar insurance claims and input from third-party insurance and valuation professionals. The discount rate utilized in the computation of the property and casualty accrual balance at December 31, 2013 and 2012, was 1.79% and 0.91%, respectively.

Revenue Recognition

In general, Omnicare recognizes revenue when products are delivered or services are rendered or provided to the customer, prices are fixed and determinable and collection is reasonably assured.

A significant portion of the Company’s revenues from sales of pharmaceutical and medical products have been reimbursed by the federal Medicare Part D plan and, to a lesser extent, state Medicaid programs.  Payments for services rendered to patients covered by these programs are generally less than billed charges.  The Company monitors its revenues and receivables from these reimbursement sources, as well as other third-party insurance payors, and records an estimated contractual allowance for certain sales and receivable balances at the revenue recognition date, to properly account for anticipated differences between billed and reimbursed amounts.  Accordingly, the total net sales and receivables reported in the Company’s financial statements are recorded at the amount ultimately expected to be received from these payors.  Since billing functions for a portion of the Company’s revenue systems are largely computerized, enabling on-line adjudication (i.e., submitting charges to Medicare, Medicaid or other third-party payors electronically, with simultaneous feedback of the amount to be paid) at the time of sale to record net revenues, exposure to estimating contractual allowance adjustments is limited primarily to unbilled and/or initially rejected Medicare, Medicaid and third-party claims (typically approved for reimbursement once additional information is provided to the payor).  For the remaining portion of the Company’s revenue systems, the contractual allowance is estimated for all billed, unbilled and/or initially rejected Medicare, Medicaid and third-party claims.  The Company evaluates several criteria in developing the estimated contractual allowances for billed, unbilled and/or initially rejected claims on a monthly basis, including historical trends based on actual claims paid, current contract and reimbursement terms, and changes in customer base and payor/product mix.  Contractual allowance estimates are adjusted to actual amounts as cash is received and claims are settled, and the aggregate impact of these resulting adjustments were not significant to the Company’s operations for any of the periods presented.

Patient co-payments are associated with certain state Medicaid programs, Medicare Part B, Medicare Part D and certain third-party payors and are typically not collected at the time products are delivered or services are rendered, but are billed to the individual as part of the Company’s normal billing procedures.  These co-payments are subject to the Company’s normal accounts receivable collections procedures.

Under certain circumstances, the Company accepts returns of medications and issues a credit memo to the applicable payor.  The Company estimates and accrues for sales returns based on historical return experience, giving consideration to the Company’s return policies.  Product returns are processed in the period received, and are not significant.

Stock-Based Compensation

The Company records compensation costs relating to share-based payment transactions in its financial statements under a fair value recognition model.  Under the provisions of this guidance, share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period of the award (usually the vesting period).

Delivery Expenses

Omnicare incurred expenses totaling approximately $164.4 million, $160.4 million and $159.7 million for the years ended December 31, 2013, 2012 and 2011, respectively, to deliver the products sold to its customers.  Delivery expenses are included in the “Selling, general and administrative expenses” line of the Consolidated Statements of Comprehensive Income.

Evaluation of Subsequent Events

The Company evaluated subsequent events through the date the Consolidated Financial Statements were issued.  No matters were identified that would materially impact the Company’s Consolidated Financial Statements or associated disclosures.

Income Taxes

The Company accounts for income taxes using the asset and liability method under which deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates to differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements.

Future tax benefits are recognized to the extent that realization of those benefits are considered to be more likely than not, and a valuation allowance is established for deferred tax assets which do not meet this threshold.

Under the authoritative guidance regarding the accounting for uncertainty in income taxes, which provides guidance for the financial statement recognition and measurement of income tax positions taken or expected to be taken in a tax return, recognition and measurement are considered discrete events.  The recognition threshold is met when it is determined a tax position, based solely on its technical merits, is more likely than not to be sustained upon examination by the relevant taxing authority.  If a tax position does not meet the more likely than not recognition threshold, the benefit of that position is not recognized in the financial statements.  A tax position that meets the more likely than not recognition threshold is measured to determine the amount of benefit to be recognized in the financial statements.

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) consists of the following (in thousands):

	December 31,
	2013	2012
Cumulative foreign currency translation adjustments	$—	$9,722
Translation adjustment recorded as divestiture of business	—	(9,722)
Unrealized gain (loss) on fair value of investments	(702)	(428)
Pension and postemployment benefits	(1,839)	(2,392)
Total accumulated other comprehensive income (loss), net	$(2,541)	$(2,820)

The amounts are net of applicable tax benefits which were inconsequential in the years ended December 31, 2013 and 2012.

Other Charges (Credits)

Other Charges (Credits) consist of the following (in thousands):

	December 31,
	2013	2012	2011
Acquisition and other related costs (1)	$2,300	$1,380	$25,549
Restructuring and other related charges (2)	—	8,956	—
Disposition of businesses (3)	39,245	(1,777)	—
Repack matters - SG&A (4)	—	—	(10,500)
Separation costs (5)	6,760	21,000	1,044
Loss on sale of plane and termination of plane lease (6)	—	1,062	—
Debt redemption loss and costs (7)	51,497	35,092	—
Total - other charges, net	$99,802	$65,713	$16,093

(1)	See further discussion at the “Acquisitions” note.

(2)	See further discussion at the "Restructuring and Other Related Charges" note.

(3)	See further discussion at the "Disposition of Business" caption of this note.

(4)
The year ended December 31, 2011 includes a (credit) of approximately $(10.5) million for insurance recoveries related to the quality control, product recall and fire issues at one of the Company's repackaging locations.

(5)	See additional information at the "Separation Costs" note.

(6)	The Company sold its corporate aircraft in 2012 for a $1 million loss. The year ended December 31, 2012 includes charges relating to the sale of the Company's aircraft.

(7)	See further discussion at the “Debt” note.

Use of Estimates in the Preparation of Financial Statements

The preparation of the Company’s consolidated financial statements in accordance with U.S. GAAP requires management to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities and stockholders’ equity at the date of the financial statements, the reported amounts of revenues and expenses during the reporting periods and amounts reported in the accompanying notes to consolidated financial statements.  Significant estimates underlying the accompanying consolidated financial statements include the allowance for doubtful accounts and contractual allowance reserve; the net carrying value of inventories; acquisition-related accounting including goodwill and other indefinite-lived intangible assets, and the related impairment assessments; accruals pursuant to the Company’s restructuring initiatives; stock-based compensation; various other operating allowances and accruals (including employee health, property and casualty insurance accruals and related assumptions); fair value determinations; accruals related to pending litigation; and current and deferred tax assets, liabilities and provisions.  Actual results could differ from those estimates depending upon the resolution of certain risks and uncertainties.

Potential risks and uncertainties, many of which are beyond the control of Omnicare, include, but are not necessarily limited to, such factors as overall economic, financial and business conditions; delays and reductions in reimbursement by the government and other payors to Omnicare and/or its customers; the overall financial condition of Omnicare’s customers; the effect of new government regulations, executive orders and/or legislative initiatives, including those relating to reimbursement and drug pricing policies and changes in the interpretation and application of such policies; efforts by payors to control costs; the outcome of disputes and litigation; the outcome of audit, compliance, administrative or investigatory reviews, including governmental/ regulatory inquiries; other contingent liabilities; the ability to consummate pending acquisitions and the successful integration of acquired companies; the final outcomes of divestiture activities; changes in international economic and political conditions; changes in interest rates; changes in the valuation of the Company’s financial instruments, including the swap agreements and other derivative instruments; changes in tax laws and regulations; access to capital and financing; the demand for Omnicare’s products and services; pricing and other competitive factors in the industry; changes in insurance claims experience and related assumptions; the outcome of the Company’s annual goodwill and other identifiable intangible assets impairment assessments; variations in costs or expenses; and changes in accounting rules and standards.

Recently Issued Accounting Standards

In February 2013, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The amendments in this update require an entity to provide information about the amounts reclassified from accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the income statement or in the notes, significant amounts reclassified from accumulated other comprehensive income by the net income line item. The adoption of this amended guidance on January 1, 2013 did not have a material impact on the Company's consolidated results of operations, financial position or cash flows.

Disposition of Businesses

In 2013, the Company completed the disposition of certain assets, primarily in its medical supply services business, which was not considered significant, individually or in the aggregate, to the operations of Omnicare. The Company recorded a charge on the disposition of these businesses of $39.2 million ($27.5 million after-tax) for the year ended December 31, 2013. These charges are reflected in the "Other charges" caption of the Consolidated Statement of Comprehensive Income (Loss).
In the year ended December 31, 2012, the Company completed the disposition of its Canadian pharmacy and the Company's pharmacy operational software business, which were not considered, individually or in the aggregate, significant to the operations of Omnicare. The Company recorded a gain on the disposition of these businesses of $1.8 million, which is reflected in the "Other charges" caption of the Consolidated Statements of Comprehensive Income.

Reclassifications

Certain reclassifications of prior-year amounts, primarily related to the Company's discontinued operations, have been made to conform with the current-year presentation, none of which were considered material to the Company’s financial statements taken as a whole.

Note 2 - Common Stock Repurchase Program

The following chart summarizes the Company's stock repurchase programs as approved by the Board of Directors in effect for the periods ended December 31, 2011 through December 31, 2013 (in thousands):

Date Approved	Amount Approved	Term Date	Remaining Repurchase Authority
May 3, 2010	$200,000	May 3, 2012	$—
May 26, 2011	$100,000	December 31, 2012	$—
February 21, 2012	$200,000	February 28, 2014	$—
September 12, 2012	$350,000	December 31, 2014	$—
December 4, 2013	$500,000	December 31, 2015	$500,000

As part of the Company's share repurchase program, on May 23, 2013, the Company entered into an accelerated share repurchase agreement (“JP ASR”) with J.P. Morgan Securities LLC as agent for JPMorgan Chase Bank, National Association, London Branch ("JPMorgan"). Pursuant to the JP ASR, the Company made a $100.0 million payment to JPMorgan on May 24, 2013 and received an initial number of approximately 1.3 million shares of its outstanding common stock from JPMorgan on the same day. The initial shares were valued at $60.0 million and recorded in treasury stock. The remaining $40.0 million balance was recorded as an equity forward contract and was included in paid in capital at the time of the JP ASR. The equity forward contract was settled with approximately 0.4 million additional shares of the Company's common stock and $19.0 million in cash delivered by JPMorgan to the Company in the third quarter of the year ended December 31, 2013.

In 2012, the Company entered into an accelerated share repurchase agreement (“GS ASR”) with Goldman, Sachs & Co. ("Goldman"). Pursuant to the GS ASR, the Company made a $250 million payment to Goldman on November 30, 2012 and received an initial number of approximately 5.8 million shares of its outstanding common stock from Goldman on the same day. The initial shares were valued at $200 million and recorded in treasury stock. The remaining $50 million balance was recorded as an equity forward contract, which was included in paid in capital at December 31, 2012. The equity forward contract was settled with approximately 0.6 million additional shares of the Company's common stock being delivered by Goldman to the Company during the second quarter of the year ended December 31, 2013.

In the year ended December 31, 2013, the Company repurchased approximately 4.8 million shares of its common stock (including shares purchased pursuant to the JP ASR and the GS ASR) at an aggregate cost of approximately $221.0 million, for a cumulative amount of approximately 24.0 million shares and approximately $850 million from the inception of the share repurchase program in May 2010 through December 31, 2013.  Accordingly, the Company had approximately $500 million of share repurchase authority remaining as of December 31, 2013. In the year ended December 31, 2012, the Company repurchased approximately 10 million shares at an aggregate cost of approximately $339 million. In the year ended December 31, 2011 the Company repurchased approximately 4.8 million shares at an aggregate cost of approximately $140 million.

Note 3 - Discontinued Operations

Hospice
In 2013, Hospice qualified for discontinued operations treatment. In the three months and year ended December 31, 2013, the Company recorded an impairment loss of $139.8 million to reduce the carrying value of Hospice to fair value. The impairment charge was made up of $133.0 million of goodwill impairment and $6.8 million of impairment taken against the Hospice business' trademark.

Retail
In 2013, Retail qualified for discontinued operations treatment. In the three months and year ended December 31, 2013, the Company recorded an impairment loss of $5.0 million to reduce the carrying value of Retail to fair value less cost to sell based on the estimated terms of the divestiture.

Non-Core Disposal Group
The Company commenced activities in 2009 to divest certain home healthcare and related ancillary businesses (the "Disposal Group”) that were no longer strategic fits within the Company's business model. In 2010, Omnicare divested the home infusion business portion of the Disposal Group. Also, in 2010, the Company entered into a letter of intent (“LOI”) regarding its disposition of the remaining durable medical equipment (“DME”) portion of the Disposal Group. In the third quarter of 2011, the prior LOI was terminated, and a new LOI was entered into with a separate party. The Company completed the divestiture of DME in the fourth quarter of 2011. In connection with these activities, Omnicare recorded an impairment loss in discontinued operations for the DME portion of the Disposal Group totaling $18.0 million in the year ended December 31, 2011. Additionally, in the second quarter of 2011, the Company divested of its Tidewater Group Purchasing Organization (“Tidewater”) as the Company determined it was no longer a good strategic fit within the Company’s business model. In the year ended December 31, 2011, the Company recorded an impairment loss of $23.1 million to reduce the carrying value of DME and Tidewater, (the "Non-Core Disposal Group" or "NCDG") to fair value based on the final terms of the divestitures.

CRO Services
The Company determined that its Contract Research Services (“CRO Services”) business was no longer a good strategic fit within the Company’s business model, as the industry had been facing unfavorable market conditions. In light of these factors, and in connection with the reallocation of resources started in the second half of 2010, the Company committed to a plan to divest of its CRO Services business in the first quarter of 2011 and completed the divestiture in April 2011. For the year ended December 31, 2011, CRO Services recorded an impairment loss of $50.0 million to reduce the carrying value of the CRO Services operations to fair value based on the final terms of the divestiture.

The results from operations for all periods presented have been revised to reflect the results of Hospice, Retail, the Non-Core Disposal Group and CRO Services as discontinued operations, including the impairment losses, as well as certain expenses of the Company related to the divestitures.

Selected financial information related to the discontinued operations follows (in thousands):

	For the year ended December 31,
	2013	2012	2011
Net Sales
Hospice	$210,041	$223,135	$223,227
Retail	53,759	58,789	63,089
NCDG	—	—	24,858
CRO Services	—	—	32,146
Net sales - total discontinued	263,800	281,924	343,320

Income (loss) from operations, pretax
Hospice	25,120	36,787	30,486
Retail	(1,792)	56	(219)
NCGD	—	—	(4,298)
CRO Services	—	—	(4,921)
Income from operations - total discontinued, pretax	23,328	36,843	21,048

Income tax (benefit) expense
Hospice	10,136	13,889	11,602
Retail	(627)	23	(88)
NCGD	—	—	(1,450)
CRO Services	—	—	(1,923)
Income tax expense - total discontinued	9,509	13,912	8,141

Income (loss) from operations
Hospice	14,984	22,898	18,884
Retail	(1,165)	33	(131)
NCGD	—	—	(2,848)
CRO Services	—	—	(2,998)
Income from operations - total discontinued, aftertax	13,819	22,931	12,907

	For the year ended December 31,
	2013	2012	2011
Impairment loss
Hospice	$(139,783)	$—	$—
Retail	(4,956)	—	—
NCGD	—	—	(23,105)
CRO Services	—	—	(49,978)
Impairment loss on discontinued operations - total	$(144,739)	$—	$(73,083)

Income tax (expense) benefit of impairment loss
Hospice	2,596	—	—
Retail	—	—	—
NCGD	—	—	(2,996)
CRO Services	—	—	7,317
Income tax benefit of impairment loss	2,596	—	4,321
Impairment loss on discontinued operations, after tax	(142,143)	—	(68,762)

Income (loss) from discontinued operations
Hospice	(122,203)	22,898	18,884
Retail	(6,121)	33	(131)
NCGD	—	—	(28,949)
CRO Services	—	—	(45,659)
Income (loss) from discontinued operations - total	$(128,324)	$22,931	$(55,855)

Note 4 - Acquisitions

Historically, the Company had a business model involving acquiring providers of pharmaceutical products and related pharmacy services to long-term care facilities and their residents as well as patients in other care settings.  The Company’s strategy has included the acquisition of freestanding institutional pharmacy businesses as well as other assets, generally insignificant in size, which have been combined with existing pharmacy operations to augment their internal growth.  From time-to-time, the Company may acquire other businesses which complement the Company’s core businesses.

In the years ended December 31, 2013, 2012 and 2011, the Company incurred acquisition and other related costs of approximately $2.3 million, $1.4 million and $25.5 million, respectively, which were primarily related to professional fees and acquisition related restructuring costs for acquisitions offset in part by a reduction of the Company’s original estimate of contingent consideration payable for certain acquisitions.

During the years ended December 31, 2012 and 2011, the Company completed one and two acquisitions of businesses (all of which were in the LTC segment), respectively, none of which were, individually or in the aggregate, significant to the Company.  No acquisitions were completed in 2013. Acquisitions of businesses required cash payments of approximately $4 million, $35 million and $102 million (including amounts payable pursuant to acquisition agreements relating to prior-period acquisitions) in 2013, 2012 and 2011, respectively.  The impact of these aggregate acquisitions on the Company’s overall goodwill balance has been reflected in the disclosures at the “Goodwill and Other Intangible Assets” note.  The net assets and operating results of acquisitions have been included in the Company’s consolidated financial statements from their respective dates of acquisition.

Amounts contingently payable through 2013, primarily representing payments originating from earnout provisions of acquisitions which were completed prior to January 1, 2009, were immaterial as of December 31, 2013.

Note 5 - Cash and Cash Equivalents

A summary of cash and cash equivalents follows (in thousands):

	December 31,
	2013	2012
Cash	$355,951	$394,565
Money market funds	50	50,055
	$356,001	$444,620

See additional information at the “Description of Business and Summary of Significant Accounting Policies” and “Fair Value” notes.

Note 6 - Properties and Equipment

A summary of properties and equipment follows (in thousands):

	December 31,
	2013	2012
Land	$4,377	$3,734
Buildings and building improvements	16,044	16,078
Computer equipment and software	284,173	273,132
Machinery and equipment	153,368	137,006
Furniture, fixtures and leasehold improvements	111,529	110,557
	569,491	540,507
Accumulated depreciation	(263,603)	(267,647)
	$305,888	$272,860

Note 7 - Goodwill and Other Intangible Assets

Changes in the carrying amount of goodwill, by business segment, are as follows (in thousands):

	LTC	SCG	Total
Goodwill balance as of January 1, 2012	$3,564,486	$490,437	$4,054,923
Goodwill acquired in the year ended December 31, 2012	21,184	—	21,184
Disposition of businesses	(14,258)	—	(14,258)
Other	(546)	—	(546)
Goodwill balance as of December 31, 2012	3,570,866	490,437	4,061,303
Goodwill acquired in the year ended December 31, 2013	—	—	—
Disposition of businesses	(4,145)	—	(4,145)
Other	298	—	298
Goodwill balance as of December 31, 2013	$3,567,019	$490,437	$4,057,456

The “Other” caption above includes the settlement of acquisition matters relating to prior-year acquisitions.  “Other” also included the effect of adjustments due to foreign currency translations, which related primarily to the Company's pharmacy that was located in Canada, which was included in LTC and was disposed of in the third quarter of 2012.

The Company performed its annual goodwill impairment analysis for the year ended December 31, 2013 in accordance with the authoritative guidance on goodwill impairment. The Company performed a quantitative step one goodwill impairment test as part of its 2013 annual assessment. The estimated fair value of the Company's reporting units was based on discounted cash flows, which required significant management judgment, as well as a market approach that compared the reporting units' earnings and revenue multiples to those of comparable public companies. For the Company's continuing operations, the outcome of step one resulted in a fair value that was greater than the carrying value, indicating that goodwill was not impaired.

In the year ended December 31, 2012, the Company's impairment analysis included an assessment of qualitative factors to determine whether it is more likely than not that the fair value of the reporting units is less than their carrying amounts. The impairment analysis involves an assessment of certain qualitative factors including, but not limited to, macroeconomic, industry and market conditions; cost factors that have a negative effect on earnings; overall financial performance; the movement of the Company's share price; and other relevant entity and reporting unit specific events. This assessment includes the determination of the likely effect of each factor on the fair value of each reporting unit. Although the Company believes the factors considered in the impairment analysis are reasonable, significant changes in any of the assumptions could produce a significantly different result. Based on the Company's annual goodwill impairment analysis for the years ended December 31, 2012, Omnicare concluded that goodwill had not been impaired.

The table below presents the Company’s other identifiable intangible assets, all of which are subject to amortization, except trademark and trade names as described below (in thousands):

				December 31, 2013
	Original Amortization Life (in years)			Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationship assets	6	—	15	$318,281	$(211,191)	$107,090
Trademarks and trade names		—	(a)	13,972	(1,496)	12,476
Non-compete agreements	2	—	15	24,991	(14,970)	10,021
Other	4	—	4	387	—	387
Total				$357,631	$(227,657)	$129,974

				December 31, 2012
	Original Amortization Life (in years)			Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationship assets	6	—	15	$324,632	$(186,736)	$137,896
Trademarks and trade names		—	(a)	16,166	(2,434)	13,732
Non-compete agreements	2	—	15	29,042	(15,571)	13,471
Total				$369,840	$(204,741)	$165,099
(a)Certain of Omnicare's trademarks and trade names are amortized over their useful lives ranging up to five years.
The remainder have indefinite useful lives as further discussed below. The value of intangible assets with indefinite lives is $11.7 million as of December 31, 2013 and 2012.

Amortization expense related to identifiable intangible assets was $32.9 million, $38.6 million and $37.4 million for the years ended December 31, 2013, 2012 and 2011, respectively.  Omnicare’s trademarks and trade names primarily constitute identifiable intangible assets with indefinite useful lives.  Accordingly, these trademarks and trade names are not amortized, but are reviewed annually for impairment.  The Company performed its annual assessment for the year ended December 31, 2013 and 2012 and concluded that these assets had not been impaired. See the "Discontinued Operations" note for further details of the impairment taken on the Hospice business. The fair value at December 31, 2013 and 2012 was determined using projected revenue and cash flows developed by the Company (Level 3 inputs).

Estimated annual amortization expense for intangible assets subject to amortization at December 31, 2013 for the next five fiscal years is as follows (in thousands):

Year ended	Amortization
December 31,	Expense
2014	$31,238
2015	30,228
2016	19,957
2017	11,894
2018	9,291

Note 8 - Fair Value

The Company’s assets and (liabilities) measured at fair value were as follows (in thousands):

		Based on
	Fair Value	Quoted Prices in Active Markets (Level 1)	Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
December 31, 2013
Assets and (Liabilities) Measured at Fair Value on a Recurring Basis:
Bond Portfolio (1)	$25,140	$—	$25,140	$—
7.75% interest rate swap agreement - fair value hedge (2)	18,671	—	18,671	—
Derivatives (3)	—	—	—	—
Total	$43,811	$—	$43,811	$—

December 31, 2012
Assets and (Liabilities) Measured at Fair Value on a Recurring Basis:
Bond Portfolio (1)	$24,887	$—	$24,887	$—
7.75% interest rate swap agreement - fair value hedge (2)	46,090	—	46,090	—
Derivatives (3)	—	—	—	—
Total	$70,977	$—	$70,977	$—

See further discussion of Omnicare’s application of the authoritative guidance for fair value measurements, including clarification of Levels 1, 2 and 3, at the “Fair Value of Financial Instruments” caption of the “Description of Business and Summary of Significant Accounting Policies” note.

(1)
The bond portfolio is presented in "Other Current Assets" and is representative of investments in a portfolio of high quality corporate bonds and U.S. Treasury bonds that is managed by a third party. The fair value is based on quoted market prices of the individual bonds that make up the portfolio.

(2)
The fair value of the Company’s interest rate swap agreements ("swaps") are valued using market inputs with mid-market pricing as a practical expedient for the bid/ask spread.  As such, these swaps are categorized within Level 2 of the hierarchy.  The swaps are discussed in further detail at the “Debt” note.

(3)	The Company’s derivative instruments are discussed in further detail at the “Debt” note.

For cash and cash equivalents, restricted cash, accounts receivable and accounts payable, the net carrying value of these items approximates their fair value at period end (Level 1).  Further, at period end, the fair value of Omnicare’s variable rate debt facilities approximates the carrying value, as the effective interest rates fluctuate with changes in market rates.  The fair value of the Company’s fixed-rate debt facilities is based on quoted market prices and, while recorded on the Consolidated Balance Sheets at carrying value, and thus excluded from the table above, are included in the "Debt" note.

Note 9 - Offsetting Assets and Liabilities
Effective January 1, 2013, the Company adopted Accounting Standards Update (“ASU”) 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities,which clarifies ASU 2011-11, Disclosures about Offsetting Assets and Liabilities. The amended standard requires an entity to disclose information about offsetting and related arrangements to enable users of the financial statements to understand the effect of those arrangements on its financial position.

The Company has interest rate swap agreements with multiple counterparties on its 2020 Notes, which are subject to this guidance. The following table presents these swap agreements offsetting securities as of December 31, 2013 and December 31, 2012:

				Gross Amounts not offset in the statement of financial position
Interest Rate Swaps as of:	Gross amount of recognized assets (liabilities)	Gross amount offset in the statement of financial position	Net amount of assets (liabilities) presented in the statement of financial position	Financial instruments	Cash collateral received	Net amount
December 31, 2013
Swap A	$9,408	$—	$9,408	$—	$—	$9,408
Swap B	9,263	—	9,263	—	—	9,263
	$18,671	$—	$18,671	$—	$—	$18,671

December 31, 2012
Swap A	$20,560	$—	$20,560	$—	$—	$20,560
Swap B	20,011	—	20,011	—	—	20,011
Swap C	2,896	—	2,896	—	—	2,896
Swap D	2,623	—	2,623	—	—	2,623
	$46,090	$—	$46,090	$—	$—	$46,090

In the third quarter of 2013, in connection with the repurchase of $150 million in aggregate principal amount of its outstanding 2020 Notes, the Company terminated the corresponding swap agreements (Swap C and Swap D). See further discussion of Omnicare's debt repurchases at the "Debt" note.

Note 10 - Leasing Arrangements

The Company has operating leases that cover various operating and administrative facilities and certain operating equipment.  In most cases, the Company expects that these leases will be renewed, or replaced by other operating leases, in the normal course of business.  There are no significant contingent rentals in the Company’s operating leases.  Omnicare, Inc. routinely guarantees many of the lease obligations of its subsidiaries in the normal course of business.

The following is a schedule of future minimum rental payments required under operating leases that have initial or remaining non-cancelable terms in excess of one year as of December 31, 2013 (in thousands):

Year ended
December 31,
2014	$26,113
2015	19,447
2016	18,147
2017	14,264
2018	10,587
Later years	21,086
Total minimum payments required	$109,644

Aggregate minimum rentals scheduled to be received in the future under non-cancelable subleases as of December 31, 2013, which would serve to partially reduce the total minimum payments required as presented in the table above, are not significant.

Total rent expense under operating leases for the years ended December 31, 2013, 2012 and 2011 was $48 million, $54 million and $52 million, respectively.

Note 11 - Debt

A summary of debt follows (in thousands):

	December 31,
	2013	2012
Revolving loans, due 2017	$—	$—
Senior term loan, due 2017	398,438	419,688
7.75% senior subordinated notes, due 2020	400,000	550,000
3.75% convertible senior subordinated notes, due 2025	132,408	318,054
4.00% junior subordinated convertible debentures, due 2033	307,153	345,000
3.25% convertible senior debentures, due 2035	427,500	427,500
3.75% convertible senior subordinated notes, due 2042	390,000	390,000
3.50% convertible senior subordinated notes, due 2044	424,250	—
Capitalized lease and other debt obligations	20,685	23,685
Subtotal	2,500,434	2,473,927
Add interest rate swap agreements	18,671	46,090
(Subtract) unamortized debt discount	(573,082)	(462,274)
(Subtract) current portion of debt	(527,204)	(27,713)
Total long-term debt, net	$1,418,819	$2,030,030

The following is a schedule of required debt payments, excluding the unamortized debt discount, due during each of the next five years and thereafter, as of December 31, 2013 (in thousands):

Year ended
December 31,
2014	$858,431
2015	27,097
2016	25,805
2017	337,153
2018	198
Later years	1,251,750
Total debt payments	$2,500,434

Total cash interest payments made for the years ended December 31, 2013, 2012 and 2011 were $87.6 million, $90.9 million and $111.1 million excluding early redemption and tender premium payments.  As of December 31, 2013, the Company had approximately $14 million outstanding relating to standby letters of credit, substantially all of which are subject to automatic annual renewals.

Senior Credit Agreement
Revolving Loans and Term Loans
During 2012, the Company amended and extended its existing senior unsecured credit agreement (as amended and restated, the "Credit Facility"). The Credit Facility consists of a $300 million five-year senior unsecured revolving credit facility (the "Revolving Credit Facility") and a $425 million, five-year senior unsecured term loan facility (the "Term Loan"). The amendment, among other things, provided for (i) an extension of the maturity date of the Credit Facility to September 28, 2017 and (ii) a reduction in pricing. The Credit Facility is guaranteed by the subsidiaries of the Company, subject to certain exceptions. The interest rate applicable to the Credit Facility is, at the Company's option, a floating base rate plus an applicable margin or the London interbank offered rate ("LIBOR") plus an applicable margin. Initially, the applicable margins were set to 0.75% with respect to the floating base rate loans and 1.75% with respect to the LIBOR loans. The applicable margins for the Credit Facility may increase or decrease based on the Company's consolidated total leverage ratio as specified in the Credit Facility. The interest rate on the Term Loan was 1.92% at December 31, 2013. In connection with the amendment and restatement, the Company recorded $2.0 million in new deferred debt issuance costs. Total debt issuance costs associated with the Credit Facility are $6 million, of which $1.2 million and $0.3 million were amortized to interest expense in the year ended December 31, 2013 and 2012, respectively.

The Credit Facility contains certain financial covenants requiring maintenance of certain interest coverage and leverage ratios, and customary affirmative and negative covenants including without limitation, a restriction on the payment of dividends.

At December 31, 2013, there was no outstanding balance under the Revolving Credit Facility and $398.4 million in loans outstanding under the Term Loan.

In connection with entering into the Credit Facility, the Company’s existing $750 million senior unsecured credit agreement, dated as of August 24, 2011 (the “Senior Credit Agreement”) was terminated. The Senior Credit Agreement consisted of a $300 million five-year senior unsecured revolving credit facility (the “2011 Revolving Credit Facility”) and a $450 million, five-year senior unsecured term loan facility (the “2011 Term Loan”). There was $433 million outstanding under the 2011 Term Loan at the time of its termination. Existing letters of credit under the Senior Credit Agreement were rolled over into or transferred to the Credit Facility. In connection with the termination of the Senior Credit Agreement, the Company wrote off approximately $8.3 million of deferred debt issuance costs, which was recorded in interest expense in the third quarter of 2012. Approximately $1.1 million of these expenses were amortized to expense in the year ended December 31, 2011.

On August 24, 2011, in connection with entering into the Senior Credit Agreement, the Company’s existing $400 million senior secured revolving credit facility, dated as of May 18, 2010 (the “2010 Revolving Credit Facility”) was terminated. In connection with the termination of the 2010 Revolving Credit Facility, the Company wrote off approximately $2.5 million of deferred debt issuance costs, which was recorded in interest expense in the third quarter of 2011.

6.125% Senior Subordinated Notes
In 2011, the Company redeemed all $250 million aggregate principal amount of its outstanding 6.125% Senior Subordinated Notes due 2013 (the "6.125% Notes"). In connection with the redemption of the 6.125% Notes, the Company incurred debt redemption costs of approximately $1.6 million, which were recorded in interest expense for the year ended December 31, 2011. Approximately $0.2 million of deferred debt issuance costs was amortized to expense in year ended December 31, 2011.

In connection with terminating the swap agreement related to the 6.125% Notes in 2010, the counterparties paid the Company approximately $2.6 million, which was amortized as a reduction to interest expense over the remaining term of the 6.125% Notes until the redemption was completed in 2011.

6.875% Senior Subordinated Notes
In 2011, the Company redeemed all $525 million aggregate principal amount of its outstanding 6.875% Senior Subordinated Notes (the "6.875% Notes"). In connection with the redemption of the 6.875% Notes, the Company incurred debt redemption costs of approximately $22 million, primarily in the third quarter of 2011, consisting of a $18 million call premium and net write-off of approximately $4 million of deferred debt issuance costs, which were recorded in interest expense for the year ended December 31, 2011. Prior to the redemption, in the second quarter of 2011, the swap agreement related to the 6.875% Notes was terminated, and the Company began paying interest at the 6.875% stated rate effective May 11, 2011 until the redemption was completed later in 2011.

7.75% Senior Subordinated Notes
As of December 31, 2013, the Company had $400 million aggregate principal outstanding of its 2020 Notes. On May 18, 2010, Omnicare completed its initial offering of $400 million aggregate principal amount of the 2020 Notes (the “Initial Offering”) and on September 20, 2011, the Company completed its offering of an additional $150 million aggregate principal amount of its 2020 Notes (the "Second Offering").  The 2020 Notes contain certain restrictive covenants and events of default customary for such instruments, including without limitation, restrictions on the payment of dividends, incurrence of additional debt and other restrictions contained in the indenture governing the 2020 Notes.  The 2020 Notes are guaranteed by substantially all of the Company’s subsidiaries, subject to certain exceptions.

On August 23, 2013, Omnicare entered into separate, privately negotiated exchange agreements to repurchase approximately $150 million in aggregate principal amount of its 2020 Notes. The Company recognized a net loss on the repurchase transactions of approximately $19.3 million in the third quarter of 2013 which was reflected in "Other Charges" on the Consolidated Statement of Comprehensive Income (Loss).

In connection with the issuance of the 2020 Notes, the Company deferred approximately $12.6 million in debt issuance costs, of which approximately $1.2 million, $1.2 million and $1.1 million was amortized to expense in the years ended December 31, 2013, 2012 and 2011, respectively. In connection with the 2013 repurchase, the Company wrote off $2.3 million of deferred debt issuance costs, which was recorded in interest expense in the third quarter of December 31, 2013.

In connection with the Initial Offering, the Company entered into an interest rate swap agreement (the "Initial Swap Agreement") and in connection with its offering of the Second Offering, the Company entered into two swap agreements (the “Additional Swap Agreements”) (collectively the "7.75% Swap Agreements"), which are designed to effectively lower the Company's cost, but subject the Company to variable interest rate risk.  Under the Initial Swap Agreement, the Company receives a fixed rate of 7.75% and pays a floating rate based on LIBOR with an interest period of six months, plus a spread of 3.87%.  Under the Additional Swap Agreements the Company received a fixed rate of 7.75% and paid a floating rate based on LIBOR with an interest period of six months, plus a weighted average spread of 5.32%. The floating rates for the 7.75% Swap Agreements are determined semi-annually, in arrears, two London Banking Days prior to the first of each of December and June.  The Company records interest expense on the 2020 Notes at the floating rates. In connection with the repurchase of a portion of the 2020 Notes in 2013, the Company terminated the Additional Swap Agreements. Upon termination, the Company recognized a $5.4 million loss which which was reflected in "Other Charges" on the Consolidated Statement of Comprehensive Income (Loss) in the third quarter of 2013.  The floating interest rate on the remaining Swap Agreement was 4.22% at December 31, 2013.

The 7.75% Swap Agreements, which match the terms of the 2020 Notes, are designated and accounted for as fair value hedges.  Accordingly, changes in the fair value of the 7.75% Swap Agreements are offset by changes in the recorded carrying value of the related 2020 Notes.  The fair value of the 7.75% Swap Agreements, of approximately $19 million and $46 million at December 31, 2013 and 2012, respectively, are recorded in “Other noncurrent assets” or “Other noncurrent liabilities” on the Consolidated Balance Sheets, as applicable, and as an adjustment to the book carrying value of the related 2020 Notes.

3.75% Convertible Senior Subordinated Notes due 2025
As of December 31, 2013, Omnicare had outstanding $132.4 million aggregate principal amount of 2025 Notes.  The 2025 Notes bear interest at a rate of 3.75% per year, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2011. As of December 31, 2013, the adjusted conversion rate is 36.8808 shares of common stock per $1,000 principal amount of 2025 Notes (equivalent to an adjusted conversion price of approximately $27.11 per share), subject to adjustment in certain circumstances. The holders may convert their 2025 Notes, prior to December 15, 2023, on any date during any calendar quarter beginning after March 31, 2011 (and only during such calendar quarter) if the closing sale price of the Company's common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on, and including, the last trading day of the previous quarter, or at any time on or after December 15, 2023 or under certain other specified circumstances. Upon conversion, the Company will pay cash and shares of its common stock, if any, based on a daily conversion value calculated on a proportionate basis for each day of the 25 trading-day cash settlement averaging period. The 2025 Notes are guaranteed by substantially all of the the Company’s subsidiaries, subject to certain exceptions.

On August 23, 2013, Omnicare entered into separate, privately negotiated exchange agreements under which the Company retired $180.5 million in aggregate principal amount of outstanding 2025 Notes in exchange for its issuance of $424.3 million in aggregate principal amount of 2044 Notes. Additionally, on August 23, 2013, the Company entered into separate, privately negotiated purchase agreements to repurchase approximately $5.15 million in aggregate principal amount of its outstanding 2025 Notes. In connection with these refinancing activities, the Company recognized a net loss of approximately $26.2 million in the third quarter of 2013, which was reflected in "Other charges" on the Consolidated Statements of Comprehensive Income (Loss).

On April 3, 2012, Omnicare entered into separate, privately negotiated exchange agreements under which the Company retired $256.9 million in aggregate principal amount of outstanding 2025 Notes in exchange for its issuance of $390 million in aggregate principal amount of new 3.75% Convertible Senior Subordinated Notes due 2042 (the "2042 Notes"). The Company recognized a non-cash loss on the debt exchange of approximately $33.3 million in the second quarter of 2012, which was reflected in "Other charges" on the Consolidated Statements of Comprehensive Income (Loss).

As of December 31, 2013, the 2025 Notes were convertible based on the price of the Company's common stock over the applicable measuring period (the conversion threshold was $35.24) and, accordingly, the 2025 Notes have been classified as current debt, net of unamortized discount, on the December 31, 2013 Consolidated Balance Sheet. Accordingly, since the terms of the 2025 Notes require the principal to be settled in cash, the Company reclassified from equity the portion of the 2025 Notes attributable to the conversion feature which had not yet been accreted to its face value. As of December 31, 2012, the conversion threshold had not been met and, accordingly, the 2025 Notes were classified as long-term debt.

In connection with the issuance of the 2025 Notes, the Company deferred approximately $9.4 million in debt issuance costs, of which approximately $0.3 million, $0.4 million and $0.6 million were amortized to expense for the years ended December 31, 2013, 2012 and 2011, respectively. Additionally, interest expense for the years ended December 31, 2013 and 2012 includes approximately $2.4 million and $3.8 million, respectively, of deferred debt issuance costs written off in connection with the Company's refinancing activities.

3.75% Convertible Senior Subordinated Notes due 2042
As of December 31, 2013, the Company had $390.0 million aggregate principal outstanding of the 2042 Notes. The 2042 Notes mature in April 2042 and bear interest at a rate of 3.75% per year, payable semiannually in arrears in April and October. Commencing with the interest period beginning April 1, 2019, the 2042 Notes will also pay contingent interest under certain circumstances based on their then current trading price. As of December 31, 2013, the 2042 Notes are convertible, upon certain circumstances, into cash and, if applicable, shares of Omnicare common stock. The 2042 Notes have an adjusted conversion rate of 24.3607 shares of common stock per $1,000 original principal amount of notes (subject to adjustment in certain events). This is equivalent to an adjusted conversion price of approximately $41.05 per share. The 2042 Notes are guaranteed by substantially all of the Company's subsidiaries, subject to certain exceptions.

Under certain circumstances, the Company has the right to redeem the 2042 Notes on or before April 1, 2016 by paying a coupon make whole amount plus accrued but unpaid interest. After April 1, 2016 the Company may, as its option, redeem the 2042 Notes by paying par plus accrued but unpaid interest. In addition, holders may require the Company to repurchase all or part of their 2042 Notes upon a fundamental change (as defined in the indenture governing the 2042 Notes) at a cash repurchase price equal to par plus accrued but unpaid interest.

In connection with the issuance of the 2042 Notes, the Company also entered into capped call transactions with a counterparty. The capped calls are subject to adjustment or termination upon the occurrence of specified events affecting the Company and are subject to additional disruption events that may give rise to termination. The capped call transactions are intended to reduce potential economic dilution upon conversion of the 2042 Notes.

As of December 31, 2013, the 2042 Notes were convertible based on the price of the Company's common stock over the applicable measuring period (the conversion threshold was $53.37) and, accordingly, the 2042 Notes have been classified as current debt, net of unamortized discount, on the December 31, 2013 Consolidated Balance Sheet. Accordingly, since the terms of the 2042 Notes require the principal to be settled in cash, the Company reclassified from equity the portion of the 2042 Notes attributable to the conversion feature which had not yet been accreted to its face value. As of December 31, 2012, the conversion threshold had not been met and, accordingly, the 2042 Notes were classified as long-term debt.

In connection with the issuance of the 2042 Notes, the Company deferred approximately $3.1 million in debt issuance costs, of which approximately $0.1 million was amortized to expense in each the years ended December 31, 2013 and 2012.

3.50% Convertible Senior Subordinated Notes due 2044
As of December 31, 2013, the Company had $424.3 million aggregate principal outstanding of the 2044 Notes. The 2044 Notes mature in February 2044 and bear interest at a rate of 3.50% per year, payable semiannually in arrears in February and August. Commencing with the interest period beginning February 15, 2021 in the case of the downside trigger and the interest period beginning on February 15, 2024 in the case of the upside trigger, the 2044 Notes will also pay contingent interest under certain circumstances based on their then current trading price. The 2044 Notes are convertible, upon certain circumstances, into cash and, if applicable, shares of Omnicare common stock. The 2044 Notes have an initial conversion rate of 14.2857 shares of common stock per $1,000 original principal amount of notes (subject to adjustment in certain events). This is equivalent to an initial conversion price of approximately $70 per share. The 2044 Notes are guaranteed by substantially all of the Company's subsidiaries, subject to certain exceptions.

Under certain circumstances based on the trading price of the Company's common stock, the Company has the right to redeem the 2044 Notes on or before February 15, 2019 at a cash purchase price equal to par plus accrued but unpaid interest. After February 15, 2019, the Company may, at its option, redeem the 2044 Notes by paying the accreted issue price to date plus accrued but unpaid interest. In addition, holders may require the Company to repurchase all or a portion of their 2044 Notes upon a fundamental change (as defined in the indenture governing the 2044 Notes) at a cash repurchase price equal to the accreted issue price to date plus accrued but unpaid interest.

In connection with the issuance of the 2044 Notes, the Company deferred approximately $2.9 million in debt issuance costs, of which an immaterial amount was amortized to expense for the year ended December 31, 2013.

4.00% Junior Subordinated Convertible Debentures
During the first quarter of 2005, the Company completed the exchange of $333.8 million aggregate liquidation amount of Series A PIERS of Trust I for an equal amount of Series B PIERS of Trust II (representing 96.7% of the total liquidation amount of the Series A PIERS outstanding) .  The Series B PIERS have substantially similar terms to the Series A PIERS, except that the Series B PIERS have a net share settlement feature.  In connection with the exchange offer, the composition of the Company’s 4.00% Junior Subordinated Convertible Debentures due 2033 underlying the Trust PIERS was impacted.  Additional information regarding the 4.00% Junior Subordinated Convertible Debentures due 2033 underlying the Series A PIERS and the Series B PIERS is summarized below.

Series A 4.00% Junior Subordinated Convertible Debentures

In connection with the offering of the Series A PIERS in the second quarter of 2003, the Company issued a corresponding amount of 4.00% junior subordinated convertible debentures due 2033(the “Series A Debentures”) to Trust I.  Trust I is a wholly-owned finance subsidiary of the Company.  The Company has fully and unconditionally guaranteed the securities of the Trust I.  The Series A PIERS offer fixed cash distributions at a rate of 4.00% per annum payable quarterly, and a fixed conversion price of $40.82 under a contingent conversion feature whereby the holders may convert their Series A PIERS if the closing sales price of Company common stock for a predetermined period, beginning with the quarter ending September 30, 2003, is more than 130% of the then-applicable conversion price or, during a predetermined period, if the daily average of the trading prices for the Series A PIERS is less than 105% of the average of the conversion values for the Series A PIERS through 2028 (98% for any period thereafter through maturity).  The Series A PIERS also will pay contingent interest, commencing with the quarterly distribution period beginning June 15, 2009, if the average trading prices of the Series A PIERS for a predetermined period is 115% or more of the stated liquidation amount of the Series A PIERS.  In this circumstance, the holder of the convertible debenture will receive 0.125 percent of the average trading price during the predetermined period.  Embedded in the Series A PIERS are two derivative instruments, specifically, a contingent interest provision and a contingent conversion parity provision.  The embedded derivatives are periodically valued, and at period end, the values of both derivatives embedded in the Series A PIERS were not material.  However, the values are subject to change, based on market conditions, which could affect the Company’s future results of operations, financial position or cash flows.  Omnicare irrevocably and unconditionally guarantees, on a subordinated basis, certain payments to be made by the Trust I in connection with the Series A PIERS.  Subsequent to the first quarter 2005 exchange offer and 2013 conversions discussed in further detail at the Series B 4.00% Junior Subordinated Convertible Debentures due 2033 caption below, the Company has $10.5 million aggregate liquidation amount of the Series A PIERS and underlying Series A Debentures outstanding as of December 31, 2013.

Series B 4.00% Junior Subordinated Convertible Debentures due 2033

Each Series B PIERS represents an undivided beneficial interest in the assets of the Trust II, which assets consist solely of a corresponding amount of Series B 4.00% Junior Subordinated Convertible Debentures due 2033 (the “Series B Debentures”) issued by the Company to Trust II with a stated maturity of June 15, 2033.  The Company has fully and unconditionally guaranteed the securities of Trust II.

The terms of the Series B PIERS are substantially identical to the terms of the Series A PIERS, except that the Series B PIERS are convertible into cash and, if applicable, shares of Company common stock, whereas the outstanding Series A PIERS are convertible only into Company common stock (except for cash in lieu of fractional shares).

The purpose of the exchange offer was to change the conversion settlement provisions of the Series A PIERS.  By committing to pay up to the stated liquidation amount of the Series B PIERS to be converted in cash upon conversion, the Company is able to account for the Series B PIERS under the treasury stock method.

In the fourth quarter 2013, holders presented $37.1 million and $0.7 million of the Series B and Series A PIERS for conversion, respectively. The Company recognized a non-cash loss on the conversion of the Series A and Series B PIERS of approximately $0.6 million, which was reflected in "Other charges" on the Consolidated Statements of Comprehensive Income (Loss). As of December 31, 2013, the Company had $296.7 million of Series B Debentures outstanding.

As of December 31, 2013, the Series A and Series B 4.00% Debentures were convertible based on the price of the Company's common stock over the applicable measuring period (the conversion threshold was $53.07) and, accordingly, the Series A Debentures and the Series B 4.00% Debentures have been classified as current debt, net of unamortized discount, on the December 31, 2013 Consolidated Balance Sheet. Accordingly, since the terms of the Debentures and the Series B 4.00% Debentures require the principal to be settled in cash, the Company reclassified from equity the portion of the Series A and Series B Debentures attributable to the conversion feature which had not yet been accreted to its face value. As of December 31, 2012, the conversion threshold had not been met and, accordingly, the Series A Debentures and the Series B Debentures were classified as long-term debt.

In addition to the continued accrual of regular cash interest, contingent interest was accrued on the Trust PIERS (and the underlying Series A and Series B Debentures) for the periods from June 15, 2013 to September 14, 2013, September 15, 2013 to December 14, 2013 and December 15, 2013 to March 14, 2014 at a rate of 0.125% of the average trading price of the Trust PIERS for the five trading days ended June 13, 2013, September 12, 2013, and December 12, 2013 respectively. Contingent cash interest of approximately $0.07 per $50 stated liquidation amount of Trust PIERS (and per $50 principal amount of the underlying Series A and Series B Debentures) was paid on September 16, 2013 and contingent cash interest of approximately $0.085 per $50 stated liquidation amount of Trust PIERS (and per $50 principal amount of the underlying Series A and Series B Debentures) was paid on December 16, 2013. Contingent cash interest of approximately $0.0905 per $50 stated liquidation amount of Trust PIERS (and per $50 principal amount of the underlying Series A and Series B Debentures) is expected to be paid on March 17, 2014.

In connection with the issuance of the Series A 4.00% Debentures and the Series B 4.00% Convertible Debentures, the Company deferred $6.1 million in debt issuance costs, of which approximately $0.2 million was amortized to expense in each of the years ended December 31, 2013, 2012 and 2011. Additionally, interest expense for the year ended December 31, 2013 includes approximately $0.5 million of deferred debt issuance costs written off in connection with conversion of the Series A and Series B Debentures.

3.25% Convertible Senior Debentures due 2035
As of December 31, 2013, Omnicare had outstanding $428 million aggregate principal amount of 3.25% Convertible Senior Debentures due 2035 (with optional redemption by Omnicare on or after, and optional repurchase right of holders on, December 15, 2015, at par) (the “3.25% Convertible Debentures").  The 3.25% Convertible Debentures have an adjusted conversion price of approximately $77.88 per share under a conversion feature whereby the holders may convert their 3.25% Convertible Debentures, prior to December 15, 2033, on any date during any fiscal quarter beginning after March 31, 2006 (and only during such fiscal quarter) if the closing sales price of the Company’s common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter or during any five consecutive trading days period if, during each of the previous five consecutive trading days, the trading price of the convertible debentures for each day was less than 98 percent of the then current conversion price.  The 3.25% Convertible Debentures bear interest at a rate of 3.25% per year, subject to an upward adjustment on and after December 15, 2015 in certain circumstances, up to a rate not to exceed 1.99 times the original 3.25% interest rate per year.  The 3.25% Convertible Debentures also will accrue contingent interest in cash, beginning with the six-month interest period commencing December 15, 2015, during any six-month period in which the trading price of the 3.25% Convertible Debentures for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the 3.25% Convertible Debentures.  In connection with the issuance of the 3.25% Convertible Debentures, the Company deferred approximately $17.6 million in debt issuance costs, of which approximately $0.7 million, $0.8 million and $1 million were amortized to expense for the years ended December 31, 2013, 2012 and 2011, respectively.

On December 16, 2010, Omnicare repurchased $525 million aggregate principal amount of outstanding 3.25% Convertible Debentures pursuant to a tender offer.  Also, in the second quarter of 2012, the Company purchased an additional $25 million aggregate principal amount of its outstanding 3.25% Convertible Debentures. In connection with the repurchase in 2012, the Company recognized a non-cash loss on the debt extinguishment of $1.8 million which was recorded in "Other Charges" on the Consolidated Statement of Comprehensive Income (Loss).

Embedded in the Company’s convertible debentures are derivative instruments, specifically, contingent interest provisions, interest reset provisions and contingent conversion parity provisions.  The embedded derivatives are valued periodically, and at period end, the values of the derivatives embedded in the convertible debentures were not material.  However, the values are subject to change, based on market conditions, which could affect the Company’s future results of operations, financial position or cash flows.

Favorably impacting operating cash flow was the excess of tax deductible interest expense over book interest expense related to the Company’s Series A and Series B Debentures, 3.25% Convertible Debentures, 2025 Notes, 2042 Notes and 2044 Notes. This resulted in an increase in the Company’s deferred tax liabilities during the year ended December 31, 2013, 2012 and 2011 of $28.7 million, $20.8 million and $10.4 million, respectively ($192.1 million cumulative as of December 31, 2013).  The recorded deferred tax liability could, under certain circumstances, be realized in the future upon conversion or redemption which would serve to reduce operating cash flows.

Information relating to the Company's convertible securities at December 31, 2013 can be found in the following table:

Convertible Debt	Carrying Value of Equity Component (in thousands)	Remaining Amortization Period	Effective Interest Rate
3.75% convertible senior subordinated notes, due 2025	$11,437	12.00	8.250%
4.00% junior subordinated convertible debentures, due 2033	$119,396	19.50	8.010%
3.25% convertible senior debentures, due 2035	$245,433	2.00	7.630%
3.75% convertible senior subordinated notes, due 2042	$167,941	28.25	7.300%
3.50% convertible senior subordinated notes, due 2044	$208,200	30.15	7.700%
The fair value of the Company’s fixed-rate debt facilities, excluding the previously disclosed swap values, is based on quoted market prices (Level II) and is summarized as follows (in thousands):

Fair Value of Financial Instruments

	December 31, 2013		December 31, 2012
Financial Instrument:	Book Value	Market Value	Book Value	Market Value
7.75% senior subordinated notes, due 2020, gross	$400,000	$435,800	$550,000	$614,600
3.75% convertible senior subordinated notes, due 2025
Carrying value	87,310	—	204,608	—
Unamortized debt discount	45,098	—	113,446	—
Principal amount	132,408	306,500	318,054	459,600
4.00% junior subordinated convertible debentures, due 2033
Carrying value	186,136	—	206,266	—
Unamortized debt discount	121,017	—	138,734	—
Principal amount	307,153	455,900	345,000	331,600
3.25% convertible senior debentures, due 2035
Carrying value	393,126	—	377,782	—
Unamortized debt discount	34,374	—	49,718	—
Principal amount	427,500	457,400	427,500	425,400
3.75% convertible senior debentures, due 2042
Carrying value	225,014	—	229,624	—
Unamortized debt discount	164,986	—	160,376	—
Principal amount	390,000	592,800	390,000	397,100
3.50% convertible senior debentures, due 2044
Carrying value	216,643	—	—	—
Unamortized debt discount	207,607	—	—	—
Principal amount	424,250	428,500	—	—

Note 12 - Stock-Based Compensation

Stock-Based Compensation Plans

During 2004, stockholders of the Company approved the 2004 Stock and Incentive Plan (the “2004 Plan”), under which the Company is authorized to grant equity-based and other incentive compensation to employees, officers, directors, consultants and advisors of the Company in an amount aggregating up to 10.0 million shares of Company common stock.  Beginning May 18, 2004, stock-based incentive awards are made only from the 2004 Stock and Incentive Plan. The 2004 Plan includes grants of options, restricted stock, restricted stock units, and performance based restricted stock units.

Prior to the 2004 Plan, the Company had the 1998 Long-Term Employee Incentive Plan and the 1992 Long-Term Stock Incentive Plan, all of which no longer issue stock-based incentives but which had outstanding awards at December 31, 2013.

Under these plans, stock options vest and become exercisable at varying points in time, ranging up to four years in length, and have terms that generally span ten years from the grant date.  Stock option awards are granted with an exercise price at least equal to the fair market value of Company stock on the grant date.  Omnicare’s normal practice is to issue new shares upon stock option exercise.  Certain stock option and stock awards provide for accelerated vesting if there is a change in control, as defined in the plans.

Employee Stock Purchase Plan

In November 1999, the Company’s Board of Directors adopted the Omnicare StockPlus Program, a non-compensatory employee stock purchase plan (the “ESPP”).  Under the ESPP, employees and non-employee directors of the Company who elect to participate may contribute up to 6% of eligible compensation (or an amount not to exceed $20,000 for non-employee directors) to purchase shares of the Company’s common stock.  For each share of stock purchased, the participant also receives two options to purchase a share of the Company’s common stock.  The stock options are subject to a four-year vesting period and are generally subject to forfeiture in the event the related shares purchased are not held by the participant for a minimum of two years.  The stock options have a ten-year life from the date of issuance.  Amounts contributed to the ESPP are used by the plan administrator to purchase the Company’s stock on the open market or for shares issued by Omnicare.

Restricted Stock Awards and Restricted Stock Units

Non-vested stock awards are granted at the discretion of the Compensation Committee of the Board of Directors.  These awards are restricted as to the transfer of ownership and generally vest over the requisite service periods, typically three to ten-year periods (vesting on a straight-line basis).  Members of the Board of Directors can elect to receive either a restricted stock award or a restricted stock unit, which is deferred until their separation from the board, vesting of these awards/units mirrors their term of service (currently one year).  The fair value of a stock award is equal to the fair market value of a share of Company common stock on the grant date.

Performance Based Restricted Stock Units

Performance based restricted stock units awards are granted at the discretion of the Compensation Committee of the Board of Directors. These awards are restricted as to the transfer of ownership and vest based on the the Company's achievement of earnings per share targets over a three-year period.

Stock-Based Compensation

The Company uses the Black-Scholes options pricing model to determine the fair value of stock options on the grant date, which is affected by Omnicare’s stock price as well as assumptions regarding a number of complex and subjective variables.  These variables include Omnicare’s expected stock price volatility over the expected term of the awards, actual and projected employee exercise behaviors, the risk-free interest rate and the stock’s dividend yield.

The expected term of stock options granted represents the period of time that the stock options are expected to be outstanding and is estimated based primarily on historical stock option exercise experience.  The expected volatility is based primarily on the historical volatility of the Company’s stock over a period generally commensurate with the expected term of the stock options.  The risk-free interest rate used in the option valuation model is based on United States Treasury Strip issues with remaining terms similar to the expected term of the stock options.  The expected dividend yield is based on the current Omnicare stock dividend yield.  The Company is required to estimate forfeitures at the time of the grant and revise those estimates in subsequent periods as necessary to reflect any changes in actual forfeiture experience.  Omnicare uses historical data to estimate pre-vesting stock option forfeitures and records stock-based compensation expense only for those awards that are expected to vest.  All stock option awards are amortized on a straight-line basis over the requisite service periods of the awards, which are generally the vesting period.

The table below represents the assumptions used to value stock options granted during the years ended December 31,:

	2013	2012	2011
Expected volatility	27.1%	33.6%	35.0%
Risk-free interest rate	1.4%	0.7%	1.0%
Expected dividend yield	1.2%	1.7%	0.5%
Expected term of options (in years)	4.80	5.00	5.00
Weighted average fair value per option	$12.03	$9.72	$8.74

Total pretax stock-based compensation expense recognized in the Consolidated Statements of Comprehensive Income (Loss) as part of operating expense for stock options and stock awards for the year ended December 31, 2013 is approximately $1.0 million and $18.2 million, approximately $1.3 million and $15.3 million for the year ended December 31, 2012 and approximately $2.0 million and $19.7 million (including the stock option and restricted stock award separation costs disclosed in the "Separation Costs" note) for the year ended December 31, 2011.

As of December 31, 2013, there was approximately $36 million of total unrecognized compensation cost related to nonvested stock awards and stock options granted to Omnicare employees, which is expected to be recognized over a remaining weighted-average period of approximately 3 years.  The total grant date fair value of shares vested during the years ended December 31, 2013, 2012, and 2011 related to stock options was approximately $1.0 million, $2.1 million and $0.8 million, respectively. The total grant date fair value of shares vested during the years ended December 31, 2013, 2012, and 2011 related to stock awards was $12.4 million, $17.6 million and $18.7 million, respectively.

General Stock Option Information

A summary of stock option activity under the plans for the year ended December 31, 2013, is presented below (in thousands, except exercise price data):

	2013
	Shares	Weighted Average Exercise Price
Options outstanding, beginning of year	2,099	$41.09
Options granted	82	47.51
Options exercised	(770)	36.74
Options forfeited	(645)	52.62
Options outstanding, end of year	766	36.41
Options exercisable, end of year	411	$38.16

The total exercise date intrinsic value of options exercised during the years ended December 31, 2013, 2012 and 2011 was approximately $7.7 million, $11.9 million and $11.5 million, respectively.

The following summarizes information about stock options outstanding and exercisable (in thousands, except exercise price and remaining life data):

OPTIONS OUTSTANDING				OPTIONS EXERCISABLE
Range of Exercise Prices	Number Outstanding at December 31, 2013	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable at December 31, 2013	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price
$15.46 - $23.17	43	4.90	$21.80	43	4.90	$21.80
23.18 - 30.90	254	5.40	26.58	127	3.88	26.26
30.91 - 38.61	193	6.54	34.12	43	3.56	35.09
38.62 - 61.79	276	4.01	49.38	198	1.87	50.02
$15.46 - $61.79	766	5.16	$36.41	411	2.98	$38.16

General Restricted Stock Award Information

A summary of nonvested restricted stock awards and performance based restricted stock units for the year ended December 31, 2013, is presented below (in thousands, except fair value data):

	2013
	Shares	Weighted Average Grant Date Fair Value
Nonvested shares, beginning of year	1,611	$28.97
Shares awarded	519	39.98
Shares vested	(482)	27.98
Shares forfeited	(225)	28.73
Nonvested shares, end of year	1,423	$33.33

Note 13 - Separation Costs

Separation Costs:

During the year ended December 31, 2013, the Company recorded separation related costs for certain employees of approximately$6.8 million. During the year ended December 31, 2012, the Company recorded a $21.0 million charge in connection with the separation of certain executives of the Company, including charges resulting from the resignation of the Company's former Chief Executive Officer on June 10, 2012 and the separation of other executives in the first and third quarters. In the quarter and year ended December 31, 2011, the Company recorded a charge of approximately $1 million for restricted stock award amortization for a former executive. These charges, primarily related to severance and accelerated vesting of restricted stock, are reflected in the "Other charges" caption of the Consolidated Statements of Comprehensive Income (Loss).

Note 14 - Employee Benefit Plans

The Company has various defined contribution savings plans under which eligible employees can participate by contributing a portion of their salary for investment, at the direction of each employee, in one or more investment funds.  Several of the plans were adopted in connection with certain of the Company’s acquisitions.  The plans are primarily tax-deferred arrangements pursuant to Internal Revenue Code (“IRC”) Section 401(k) and are subject to the provisions of the Employee Retirement Income Security Act (“ERISA”).  The Company matches employee contributions in varying degrees in cash, in accordance with the applicable plan provisions, based on the contribution levels of the employees, as specified in the respective plan documents.  Expense relating primarily to the Company’s matching contributions for these defined contribution plans for the years ended December 31, 2013, 2012 and 2011 was $11.3 million, $8.1 million and $5.7 million, respectively.

Effective January 1, 2013, the Company has a nonqualified Deferred Compensation Plan (“Deferred Plan”) for highly compensated employees of the Company that allows them to annually defer up to 50% of their base salary and up to 100% of their annual bonus. The Company makes a matching contribution on behalf of the participants equal to 50% of the participant’s contribution for the year up to a maximum of 6% of the participant’s eligible compensation. The Deferred Plan also permits the Company to make discretionary contributions on behalf of the participants. Employee contributions vest immediately, Company contributions vest ratably based on the participant’s years of service with the amount becoming fully vested upon the participant completing five years of service. Expense related to the Company’s matching contributions for the Deferred Plan for the year ended December 31, 2013 was not significant.

The Company has a non-contributory, defined benefit pension plan covering certain corporate headquarters employees and the employees of several companies sold by the Company in 1992, for which benefits ceased accruing upon the sale (the “Qualified Plan”).  Benefits accruing under this plan to corporate headquarters employees were fully vested and frozen as of January 1, 1994.

The Qualified Plan is funded with an irrevocable trust, which consists of assets held in the Vanguard Intermediate Term Treasury Fund Admiral Shares fund (“Vanguard Fund”), a mutual fund holding U.S. Treasury obligations.  In addition, the Company had established rabbi trusts, which were also held in the Vanguard Fund, to provide for retirement obligations under the excess benefit plan (“EBP”) which were paid out in 2011.  The Company’s investment strategy generally targets investing in intermediate U.S. government and agency securities funds, seeking a moderate and sustainable level of current income by investing primarily in intermediate-term U.S. Treasury obligations with a low credit default risk. The Company’s general approach is to fund its pension obligations in accordance with the funding provisions of ERISA.

The Qualified Plan is immaterial to the Company’s financial position overall and the amounts recorded in net periodic pension cost were $0.4 million, $0.3 million and $0.1 million for the years ended December 31, 2013, 2012 and 2011, respectively. The estimated amount of net loss in accumulated other comprehensive income expected to be recognized as a component of net periodic pension cost during 2014 is not significant. The projected and accumulated benefit obligation was $6.3 million and $7.2 million as of December 31, 2013 and 2012, respectively based on a discount rate of 4.7% for 2013 and 3.8% for 2012 . In addition the expected long term rate of return on assets was 4.0%, 6.0% and 6.0% for the years ended December 31, 2013, 2012, and 2011, respectively. The fair value of plan assets was $4.4 million as of December 31, 2013 and $4.5 million as of December 31, 2012. No significant funding is anticipated to be necessary in 2014 relating to the Qualified Plan and contributions to the plan were $0.2 million, for each of the years ended December 31, 2013, and 2012. Projected benefit payments for each of the next five fiscal years and in the aggregate for the years thereafter as of December 31, 2013 are estimated at approximately $0.4 million per year through 2022. The Qualified Plan has a projected benefit obligation in excess of plan assets of $1.9 million and $2.6 million as of December 31, 2013 and 2012, respectively, which are recorded in the Consolidated Balance Sheet as a noncurrent liability.

The Company also had an EBP that provided retirement payments to certain headquarters employees in amounts generally consistent with what they would have received under the Qualified Plan.  The retirement benefits provided by the EBP are generally comparable to those that would have been earned in the Qualified Plan, if payments under the Qualified Plan were not limited by the IRC.  On September 30, 2010, the Company terminated the defined benefit portion of its Excess Benefit Plan, which was not a qualified plan under the IRC.  As a result of the termination, each active participant’s terminated plan liability was determined, based primarily on the participant’s compensation and duration of employment, as of September 30, 2010.  Partial payments were made to non-active participants through September 30, 2010, with the final payments made in September 2011.

Approximately $75 million of payments were made during 2011 to former plan participants, primarily to three former executives (Joel F. Gemunder, Cheryl D. Hodges and Patrick E. Keefe) using funds obtained upon the liquidation of rabbi trust assets.  In addition, under the terms of the related separation agreements, Mr. Gemunder and Ms. Hodges earned interest on their unpaid benefit plan amounts at a rate of 8.75% per annum until the final payments were made in February 2011.

Note 15 - Income Taxes

Provision
The provision for income taxes from continuing operations is comprised of the following (in thousands):

	For the years ended December 31,
	2013	2012	2011
Current provision	$27,160	$7,962	$34,701
Deferred provision	61,932	95,327	65,078
Total income tax provision from continuing operations	$89,092	$103,289	$99,779

Tax benefits related to the exercise of stock options and stock awards have been credited (debited) to paid-in capital in amounts of $0.2 million, $2.5 million and $5 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Effective Income Tax Rate
The difference between the Company’s reported income tax expense from continuing operations and the federal income tax expense from continuing operations computed at the statutory rate of 35.0% is explained in the following table (in thousands):

	For the years ended December 31,
	2013		2012		2011
Federal income tax at the statutory rate	$60,897	35.0%	$96,331	35.0%	$84,896	35.0%
State, local and foreign income taxes, net of federal income tax benefit	8,142	4.7	9,491	3.4	8,494	3.5
(Reduction)increase for tax positions settled, net of federal income tax benefit	(2,068)	(1.2)	80	—	(1,676)	(0.7)
Settlements	17,136	9.8	—	—	7,000	2.9
Other, net	4,985	2.9	(2,613)	(0.9)	1,065	0.4
Total income tax provision from continuing operations	$89,092	51.2%	$103,289	37.5%	$99,779	41.1%

Income tax payments, net, amounted to $12 million, $44.1 million and $6.4 million for the years ended December 31, 2013, 2012 and 2011, respectively. State taxes for fiscal year 2013 include the nondeductible portion of the Gale settlement, see the "Commitment and Contingencies" note of these financial statements.

Deferred Tax Assets and Liabilities
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2013	2012
Accounts receivable reserves	$77,610	$91,773
Net operating loss (“NOL”) and capital loss carryforwards	76,809	81,530
Accrued liabilities	116,162	78,331
Other	18,030	47,421
Gross deferred tax assets, before valuation allowances	288,611	299,055
Valuation allowances	(24,159)	(21,037)
Gross deferred tax assets, net of valuation allowances	$264,452	$278,018

Amortization of intangibles	$623,087	$606,933
Contingent convertible debentures interest	412,305	353,397
Fixed assets and depreciation methods	73,538	55,135
Subsidiary stock basis	10,776	12,271
Current and noncurrent assets	508	10,702
Other	21,877	18,054
Gross deferred tax liabilities	$1,142,091	$1,056,492

As of December 31, 2013, the Company has remaining deferred tax benefits related to its federal and state net operating losses ("NOLs") and capital losses totaling approximately $77 million ($26 million federal, $47 million state and $4 million capital).  These NOLs and capital losses will expire, in varying amounts, beginning in 2013 through 2032.  The potential future tax benefits of the NOLs and capital losses have been offset by $24 million of valuation allowance based on the Company’s analysis of the likelihood of generating sufficient taxable income in the various jurisdictions to utilize the benefits before expiration.

Uncertain Tax Positions
At January 1, 2013, the Company had gross unrecognized tax benefits of $14.2 million and ended the year with gross unrecognized tax benefits of $14.8 million.  A reconciliation of the beginning and ending of year amount of unrecognized tax benefit is as follows (in thousands):

	2013	2012	2011
Unrecognized tax benefits at beginning of year	$14,216	$17,091	$18,034
Additions based on tax positions related to the current year	1,440	1,845	1,219
Additions for tax positions of prior years	8,114	2,050	5,212
Reductions for tax positions of prior years	(3,023)	(3,051)	(492)
Settlement reductions	(4,602)	(3,410)	(5,330)
Reductions for tax positions settled through the expirations of the statute of limitations	(1,323)	(309)	(1,552)
Unrecognized tax benefits at end of year	$14,822	$14,216	$17,091

Included in the balance at December 31, 2013 are approximately $12.4 million of unrecognized tax benefits, net of federal tax benefit, that, if recognized, would affect the effective tax rate.  The liabilities for unrecognized tax benefits are carried in “Other noncurrent liabilities” on the Consolidated Balance Sheets because payment of cash is not anticipated within one year of the balance sheet date for any significant unrecognized amounts.  However, it is reasonably possible that $3.4 million, net of federal tax benefit, of unrecognized federal and state tax benefits will reverse within one year of the balance sheet date due to the expiration of statutes of limitation and settlement of state audits.  The Company recognizes interest and penalties related to unrecognized tax benefits in tax expenses.  During the years ended December 31, 2013 , 2012, and 2011, the Company recognized approximately $(1.4) million, $(0.1) million, and $(0.6) million respectively in interest, net of federal tax benefit, and penalties.  The Company had accrued approximately $2.2 million, $2.9 million, and $3.1 million respectively, for the payment of interest and penalties at December 31, 2013, 2012, and 2011.

The Company files income tax returns in the U.S. federal jurisdiction and various states.  The Company is no longer subject to U.S. federal examinations by tax authorities for years before 2011, and, with few exceptions, state and local, or non-U.S. income tax examinations, by tax authorities for years before 2009. The Company is under examination by the Internal Revenue Service for 2011 and 2012 and by various state jurisdictions.

Note 16 - Earnings Per Share Data

Basic earnings per share are computed based on the weighted-average number of shares of common stock outstanding during the period.  Diluted earnings per share include the dilutive effect of stock options, warrants and restricted stock awards, as well as convertible debentures.

The following is a reconciliation of the basic and diluted earnings per share (“EPS”) computations for both the numerator and denominator (in thousands, except per share data):

	For the years ended December 31,
2013:	Income (loss)(Numerator)	Common Shares(Denominator)	Per Common Share Amounts
Basic EPS
Income from continuing operations	$84,892		$0.83
Loss from discontinued operations	(128,324)		(1.26)
Net income	(43,432)	102,080	$(0.43)
Effect of Dilutive Securities
Convertible securities	281	6,736
Stock options, warrants and awards	—	633
Diluted EPS
Income from continuing operations plus assumed conversions	85,173		$0.78
Loss from discontinued operations	(128,324)		(1.17)
Net income plus assumed conversions	$(43,151)	109,449	$(0.39)
2012:
Basic EPS
Income from continuing operations	$171,943		$1.57
Income from discontinued operations	22,931		0.21
Net income	194,874	109,531	$1.78
Effect of Dilutive Securities
Convertible securities	284	2,891
Stock options, warrants and awards	—	566
Diluted EPS
Income from continuing operations plus assumed conversions	172,227		$1.52
Income from discontinued operations	22,931		0.20
Net income plus assumed conversions	$195,158	112,988	$1.73
2011:
Basic EPS
Income from continuing operations	$142,779		$1.26
Loss from discontinued operations	(55,855)		(0.49)
Net income	86,924	113,000	$0.77
Effect of Dilutive Securities
Convertible securities	287	1,011
Stock options, warrants and awards	—	770
Diluted EPS
Income from continuing operations plus assumed conversions	143,066		$1.25
Loss from discontinued operations	(55,855)		(0.49)
Net income plus assumed conversions	$87,211	114,781	$0.76

EPS is reported independently for each amount presented. Accordingly, the sum of the individual amounts may not necessarily equal the separately calculated amounts for the corresponding period.

The Company is required to include additional shares in its diluted share outstanding calculation based on the treasury stock method when the average Omnicare stock market price for the applicable period exceeds the following amounts:

Convertible Debt	Price
3.75% convertible senior subordinated notes, due 2025	$27.11
4.00% junior subordinated convertible debentures, due 2033	$40.82
3.25% convertible senior debentures, due 2035	$77.88
3.75% convertible senior subordinated notes, due 2042	$41.05
3.50% convertible senior subordinated notes, due 2044	$70.00

During the years ended December 31, 2013, 2012 and 2011, the anti-dilutive effect associated with certain stock options, warrants and stock awards was excluded from the computation of diluted EPS, since the exercise price was greater than the average market price of the Company’s common stock during these periods.  The aggregate number of stock options, warrants and stock awards excluded from the computation of the diluted EPS for those years totaled approximately 0.7 million, 2.1 million and 2.6 million, respectively.

Note 17 - Restructuring and Other Related Charges

Company-wide Reorganization Program
During 2010, the Company initiated a Company-wide Reorganization Program ("CWR"), including a reshaping of the organization with the objective of deploying resources closer to the customers, allowing Omnicare to become more responsive to customer needs, better leveraging the Omnicare platform and better positioning the Company for potential growth.  The CWR program was completed in the third quarter of 2012 with the completion of the relocation of the Corporate office. The Company recorded restructuring and other related charges for the CWR program of approximately $8.9 million in the third quarter of 2012 and $11.9 million cumulatively since 2010. The majority of the charges were recorded in the Corporate/Other segment.

Details of the Company-wide Reorganization Program restructuring related charges are as follows (pretax, in thousands):

	Balance at December 31, 2011	2012 Provision/ Accrual	Utilized during 2012	Balance at December 31, 2012	Utilized during 2013	Balance at December 31, 2013
Restructuring charges:
Employee severance	$27	$—	$(27)	$—	$—	$—
Employment agreement buy-outs	368	—	(368)	—	—	—
Lease terminations	—	7,944	(1,189)	6,755	(2,309)	4,446
Other assets, fees and facility exit costs	—	731	(364)	367	(305)	62
Total restructuring charges	$395	8,675	$(1,948)	$7,122	$(2,614)	$4,508
Other related charges		281
Total restructuring and other related charges		$8,956

The remaining liabilities at December 31, 2013 represent amounts not yet paid relating to actions taken in connection with the program (primarily lease payments).  The provision/accrual and corresponding payment amounts relating to employee severance were accounted for in accordance with the authoritative guidance for employers’ accounting for postemployment benefits; and the provision/accrual and corresponding payment amounts relating to employment agreement buy-outs are being accounted for in accordance with the authoritative guidance regarding accounting for costs associated with exit or disposal activities.

Note 18 - Commitments and Contingencies

Omnicare continuously evaluates contingencies based upon the best available information. The Company believes that liabilities have been recorded to the extent necessary in cases where the outcome is considered probable and reasonably estimable. To the extent that resolution of contingencies results in amounts that vary from the Company’s recorded liabilities, future earnings will be charged or credited accordingly.

On December 4, 2013, a complaint entitled United States, et al., ex rel. Raymond Dolan v. Omnicare, Inc., et al. was served on Omnicare. The initial complaint, filed under seal on January 19, 2010 in the U.S. District Court for the Northern District of Illinois, was brought by Raymond Dolan as a private party qui tam relator on behalf of the federal government and the States of Illinois and North Carolina. The relator filed a First Amended Complaint on February 11, 2014. The relator asserts violations of the federal False Claims Act and analogous state laws based upon allegations that the Company entered into contracts with certain customer facilities in Illinois that included pricing for pharmaceuticals below Average Wholesale Price as well as other discounted pricing in return for referrals of business, allegedly in violation of the Stark Law, Medicare regulations, and the Anti-Kickback Statute. The U.S. Department of Justice notified the court on September 13, 2013 that it declined to intervene. The Company believes that the allegations are without merit and intends to vigorously defend itself in this action.

On November 26, 2013, a complaint entitled United States, et al., ex rel. Frank Kurnik v. Amgen, Inc., Omnicare, Inc., PharMerica Corp., and Kindred Healthcare, Inc., No. 3:11-cv-01464-JFA, was unsealed by the U.S. District Court for the District of South Carolina. The U.S. Department of Justice has notified the court that it intervened against Omnicare for the purposes of settlement. The complaint alleges violations of the False Claims Act stemming from activities in connection with agreements it had with the manufacturer of the pharmaceutical Aranesp that allegedly violated the Anti-Kickback Statute. In a previous filing, prior to the complaint being unsealed, the Company disclosed the underlying investigation by the U.S. Department of Justice, through the U.S. Attorney’s Office for the District of South Carolina. The Company previously recorded a provision related to this matter. On November 20, 2013, the Company reached an agreement in principle, without admitting liability, with the U.S. Department of Justice, pursuant to which the Company will pay $4.2 million, plus reasonable attorneys’ fees, to settle the claims alleged in the complaint. This agreement in principle is subject to execution of definitive settlement documentation. The Company has updated the previous provision in its financial statements for the year ended December 31, 2013 to reflect the actual settlement amount and an estimate of legal fees. While the Company believes that a final settlement will be reached, there can be no assurance that any final settlement agreement will be executed or as to the final terms of such settlement.

On November 18, 2013, a complaint entitled United States, et al., ex rel. Fox Rx, Inc. v. Omnicare, Inc., NeighborCare, Inc., PharMerica, Corp, and Managed Health Care Associates, Inc., No. 1:12-CIV-0275 was served on Omnicare. The initial complaint was filed under seal on January 12, 2012 in the U.S. District Court for the Southern District of New York. The complaint was brought by Fox Rx., Inc. as a private party qui tam relator on behalf of the federal government and several states. The action alleges civil violations of the federal False Claims Act and analogous state laws based upon allegations that the Company dispensed certain brand medications in lieu of generic alternatives in violation of state board of pharmacy regulations or state Medicaid laws, and allegations that the Company dispensed expired medications in violation of Medicare regulations. The U.S. Department of Justice has notified the court that it declined to intervene in this action. The Company believes that the allegations are without merit and intends to vigorously defend itself in this action.

On July 29, 2013, a complaint entitled James D. “Buddy” Caldwell, Attorney General, ex rel. State of Louisiana v. Abbott Laboratories, Inc., et al., No. 603091, was served on Omnicare. The initial complaint was first filed against Abbott on June 30, 2011. Omnicare and other defendants were added on July 9, 2013. The complaint was brought by the Louisiana Attorney General alleging certain activities in connection with agreements Omnicare had with Abbott, the manufacturer of the pharmaceutical Depakote, violated the Louisiana Medical Assistance Program Integrity Laws and Unfair Trade Practices Act. On August 27, 2013, the Company removed this action to the United States District Court for the Middle District of Louisiana. On September 26, 2013, the State moved to remand the case to state court. The Company opposed the motion. The Company believes that the allegations are without merit and intends to vigorously defend itself in this action.

On May 23, 2013, a qui tam complaint entitled United States and the State of Illinois ex rel. Alan Litwiller v. Omnicare, Inc., No. 1:11-cv-08980, was unsealed by the U.S. District Court for the Northern District of Illinois, Eastern Division. The complaint was brought by Alan Litwiller as a private party qui tam relator on behalf of the federal government and the State of Illinois. The action alleges civil violations of the federal False Claims Act and analogous Illinois state law based upon allegations that the Company agreed to forego collection of certain debts, provided certain credits or refunds to customers, provided charitable donations to charities associated with certain customers, and provided other services below cost for referrals of business in violation of the Anti-Kickback Statute. The U.S. Department of Justice has notified the court that it declined to intervene in this action. On September 16, 2013, the Company filed a motion to dismiss the relator’s claims. The Company believes that the allegations are without merit and intends to vigorously defend itself in this action.

On March 22, 2013, a qui tam complaint entitled United States et al. ex rel. Susan Ruscher v. Omnicare, Inc. et al., Civil No. 08-cv-3396, which had been filed under seal in the U.S. District Court for the Southern District of Texas, was unsealed by the court. The complaint was brought by Susan Ruscher as a private party qui tam relator on behalf of the federal government and several state governments. The action alleges civil violations of the federal False Claims Act and analogous state laws based upon allegations that the Company’s practices relating to customer collections violated the Anti-Kickback Statute. The U.S. Department of Justice has notified the court that it declined to intervene in this action at this time. On September 6, 2013 the relator filed a Third Amended Complaint. On November 5, 2013, the Company filed a motion to dismiss the Third Amended Complaint. The Company believes that the allegations are without merit and intends to vigorously defend itself in this action.

On March 11, 2013, a qui tam complaint entitled United States et al. ex rel. Marc Silver v. Omnicare, Inc. et al. Civil No. 1:11-cv-01326, which had been filed under seal in the U.S. District Court for the District of New Jersey, was unsealed by the court. The complaint was brought by Marc Silver as a private party qui tam relator on behalf of the federal government and several state governments. The action alleges civil violations of the federal False Claims Act and analogous state laws based upon allegations that the Company provided certain customer facilities with discounts and other forms of remuneration in return for referrals of business in violation of the Anti-Kickback Statute. The U.S. Department of Justice has notified the court that it declined to intervene in this action. On August 30, 2013, the Company filed a motion to dismiss the complaint. On October 22, 2013, as part of the agreement in principle to settle the claims alleged in the Gale complaint (as described below), the Company agreed with the relator to settle certain federal claims alleged in the Silver complaint. The agreement in principle was not effectuated. On November 12, 2013, the relator filed his Third Amended Complaint and on December 6, 2013, the Company filed a Motion to Dismiss the Third Amended Complaint. On January 24, 2014, as part of the revised agreement in principle to settle the claims alleged in the Gale complaint, the Company agreed to pay $8.24 million and no attorneys’ fees to settle all state claims in the Silver complaint and the U.S. Department of Justice agreed to have all federal claims in the Silver complaint dismissed with prejudice. This agreement in principle is subject to approval by the federal and state governments and execution of definitive settlement documentation. While the Company believes that a final settlement will be reached, there can be no assurance that any final settlement agreement will be executed or as to the final terms of such settlement.

On October 5, 2011, a qui tam complaint, entitled United States ex rel. Donald Gale v. Omnicare, Inc., No. 1:10-cv-0127, was served on the Company. The case had been filed on January 19, 2010 under seal with the U.S. District Court for the Northern District of Ohio, Eastern Division. The complaint was unsealed by the court on June 9, 2011 after the U.S. Department of Justice notified the court that it has declined to intervene in this action. The complaint was brought by Donald Gale as a private party qui tam relator on behalf of the federal government. The action alleges civil violations of the False Claims Act based on allegations that the Company provided certain customer facilities with discounts and other forms of remuneration in return for referrals of business in violation of the Anti-Kickback Statute, and offered pricing terms in violation of the “most favored customer” pricing laws of various state Medicaid plans. The Company filed a motion to dismiss on January 27, 2012. On September 26, 2012, the court granted in part and denied in part the Company’s motion to dismiss. On October 22, 2013, the Company reached an agreement in principle, without admitting liability, with the relator, pursuant to which the Company agreed to pay $120 million, plus attorneys’ fees, to settle the relator’s alleged claims, as well as certain claims alleged in the Silver complaint (described above). On December 6, 2013, after approval by the U.S. Department of Justice, the Company and the relator executed settlement documentation. Prior to the case being dismissed, the court learned of a potential breach of the seal by the relator and potential misrepresentations by the relator and his attorneys and held a hearing on January 9, 2014 to reconsider the court’s prior order denying the Company’s motion for disqualification of the relator and dismissal of the action and the Company's additional motion for sanctions. Prior to the court’s decision on the reconsideration motion and a motion for sanctions against the relator and his attorneys, on January 24, 2014, the Company reached an agreement in principle, without admitting liability, with the U.S. Department of Justice (which moved to intervene in the case for the purpose of settlement), in which the Company agreed to pay $116 million and no attorneys’ fees to settle the claims alleged in the Gale complaint and to pay $8.24 million and no attorneys’ fees to settle all the state claims alleged in the Silver complaint and the U.S. Department of Justice agreed to have federal claims alleged in the Silver complaint dismissed with prejudice. In addition, the Company and the relator reached an agreement in principle pursuant to which the relator will pay the Company $4.24 million to settle the motion for sanctions. These agreements in principle are subject to approval by the federal and state governments and execution of definitive settlement documentation. The Company recorded a provision equal to the net settlement amount and an estimate of legal fees in its financial results for the year ended December 31, 2013. While the Company believes that a final settlement will be reached, there can be no assurance that any final settlement agreement will be executed or as to the final terms of such settlement.

On August 4, 2011, a qui tam complaint, entitled United States ex rel. Fox Rx, Inc. v. Omnicare, Inc. and Neighborcare, Inc., No. 1:11-cv-0962, which was filed under seal with the U.S. District Court for the Northern District of Georgia, was unsealed by the court. The U.S. Department of Justice declined to intervene in this action. The Company was served with the complaint on November 23, 2011. The complaint was brought by Fox Rx, Inc. as a private party qui tam relator on behalf of the federal government. The action alleges civil violations of the False Claims Act based on allegations that the Company billed Medicare Part D for medically unnecessary antipsychotic drugs, increased the dispensing fees by artificially shortening the supply of prescribed medication, submitted claims for antipsychotic drugs without complying with Fox Rx, Inc.’s prior approval requirements, and waived or failed to collect copayments from patients to induce the use of prescription drugs. The Company filed a motion to dismiss on December 21, 2011. On August 29, 2012, the court granted the Company’s motion to dismiss, though granting leave to replead certain counts. On September 18, 2012, the relator filed a Third Amended Complaint reasserting its claims regarding copayments and antipsychotic drugs. On October 2 and 5, 2012, the Company filed motions to dismiss the Third Amended Complaint. On May 17, 2013, the court granted in part and denied in part the Company’s motions to dismiss. The court dismissed all claims except those related to prescriptions filled for Fox patients between 2009 and 2010. On December 2, 2013, the Company filed a motion for summary judgment on all remaining claims in the case. The Company believes that the allegations are without merit and intends to vigorously defend itself in this action.

On August 24, 2011, a class action complaint entitled Ansfield v. Omnicare, Inc., et al. was filed on behalf of a putative class of all purchasers of the Company’s common stock from January 10, 2007 through August 5, 2010 against the Company and certain of its current and former officers in the U.S. District Court for the Eastern District of Kentucky, alleging violations of federal securities laws in connection with alleged false and misleading statements with respect to the Company’s compliance with federal and state Medicare and Medicaid laws and regulations. On October 21, 2011, a class action complaint entitled Jacksonville Police

& Fire Pension Fund v. Omnicare, Inc. et al. was filed on behalf of the same putative class of purchasers as is referenced in the Ansfield complaint, against the Company and certain of its current and former officers, in the U.S. District Court for the Eastern District of Kentucky. Plaintiffs allege substantially the same violations of federal securities law as are alleged in the Ansfield complaint. Both complaints seek unspecified money damages. The court has appointed lead counsel and a consolidated amended complaint was filed on May 11, 2012. The Company filed a motion to dismiss on July 16, 2012. On March 27, 2013, the court granted the Company’s motion to dismiss and dismissed all claims with prejudice. On April 26, 2013, the plaintiffs filed a notice of appeal to the U.S. Court of Appeals for the Sixth Circuit appealing the District Court’s order dismissing the complaint with prejudice. The parties completed oral argument before the Sixth Circuit on January 30, 2014. The Company believes that the allegations are without merit and intends to vigorously defend itself in this action.

On October 29, 2010, a qui tam complaint entitled United States et al., ex rel. Banigan and Templin v. Organon USA, Inc., Omnicare, Inc. and PharMerica, Inc., Civil No. 07-12153-RWZ, that had been filed under seal with the U.S. District Court in Boston, Massachusetts, was ordered unsealed by the court. The complaint was brought by James Banigan and Richard Templin, former employees of Organon, as private party qui tam relators on behalf of the federal government and several state and local governments. The action alleges civil violations of the False Claims Act based on allegations that Organon USA, Inc. and its affiliates paid the Company and several other long-term care pharmacies rebates, post-purchase discounts and other forms of remuneration in return for purchasing pharmaceuticals from Organon and taking steps to increase the purchase of Organon’s drugs in violation of the Anti-Kickback Statute. The U.S. Department of Justice declined to intervene in this action. The court denied the Company’s motion to dismiss on June 1, 2012. Discovery is ongoing in this matter. The Company believes that the allegations are without merit and intends to vigorously defend itself in this action.

The Drug Enforcement Administration (“DEA”) investigated alleged errors and deficiencies in paperwork requirements for controlled substance dispensing at several of the Company’s pharmacies in Ohio and the United States Attorney’s Office, Northern District of Ohio (“AUSA”), conducted an investigation relating to this matter. The AUSA conducted a criminal investigation of several current and former employees in connection with the DEA audits. The Company recorded a provision for this matter in the quarters ended December 31 and June 30, 2011 and December 31, 2010. On May 10, 2012, the Company agreed to a nationwide settlement of all matters subject to the DEA investigation in exchange for a payment of $50 million. The settlement included a release of all Omnicare owned pharmacies, all Omnicare joint venture pharmacies, and all present and former directors, officers, and employees from any civil penalty claim, or any administrative action, including denial, suspension, or revocation of any DEA registration, related to the subject matter of the investigation. The Company and current and former employees are no longer the subject of a criminal investigation by the AUSA in connection with the DEA audits.

The U.S. Department of Justice, through the U.S. Attorney’s Office for the Western District of Virginia, is investigating whether the Company’s activities in connection with agreements it had with the manufacturer of the pharmaceutical Depakote violated the False Claims Act or the Anti-Kickback Statute. The Company is cooperating with this investigation and believes that it has complied with applicable laws and regulations with respect to this matter.

The U.S. Department of Justice is investigating whether certain of the Company's practices relating to customer collections violated the False Claims Act or the Anti-Kickback Statute.  The Company is cooperating with this investigation and believes that it has complied with applicable laws and regulations with respect to this matter.

On April 14, 2010, a purported shareholder derivative action, entitled Manville Personal Injury Settlement Trust v. Gemunder, et al., Case No. 10-CI-01212, was filed in Kentucky State Court, against members of the Board and certain current and former officers of the Company, individually, purporting to assert claims for breach of fiduciary duty, unjust enrichment, gross mismanagement, and waste of corporate assets arising out of alleged violations of federal and state laws prohibiting the payment of illegal kickbacks and the submission of false claims in connection with the Medicare and Medicaid healthcare programs. Plaintiff alleges that the Board and senior management caused the Company to violate these laws, which has resulted in over $100 million in fines and penalties paid by Omnicare and exposed the Company and certain individual defendants to potential civil and criminal liability. On April 27, 2011 the court entered an order denying defendants’ motion to dismiss the complaint for failure to make a pre-suit demand and failure to state a claim. Defendants filed a notice of appeal from the decision in the Kentucky Court of Appeals, and plaintiff moved to dismiss that appeal on the grounds that the order denying defendants’ motion to dismiss is not subject to an immediate appeal under Kentucky law. On October 6, 2011, the Kentucky Court of Appeals granted plaintiff’s motion on the grounds that the appeal was premature. The individual defendants have denied all allegations of wrongdoing. On August 8, 2013, the parties entered into a definitive agreement to settle the claims asserted by plaintiff and on October 29, 2013, after holding a hearing, the court approved the settlement and dismissed the case. The settlement provides for, among other things: (i) the release by plaintiff and the Company of all claims that have been or could have been asserted against the individual defendants arising out of or relating to the subject matter of the action; (ii) an explicit disclaimer of wrongdoing or liability on the part of the individual defendants; and (iii) the adoption or continuation by the Company of certain corporate governance measures, as well as the creation of a settlement fund, funded by insurance proceeds in the amount of $16.7 million (less plaintiff’s reasonable attorney fees), to be used by the Company over four years following the effective date of the settlement to implement, among other things, such corporate governance measures.

On January 8, 2010, a qui tam complaint, entitled United States et al., ex rel. Resnick and Nehls v. Omnicare, Inc., Morris Esformes, Phillip Esformes and Lancaster Ltd. d/b/a Lancaster Health Group, No. 1:07cv5777, that was filed under seal with the U.S. District Court in Chicago, Illinois was unsealed by the court. The U.S. Department of Justice and the State of Illinois have notified the court that they have declined to intervene in this action. The complaint was brought by Adam Resnick and Maureen Nehls as private party qui tam relators on behalf of the federal government and two state governments. The action alleges civil violations of the federal False Claims Act and certain state statutes based on allegations that Omnicare acquired certain institutional pharmacies at above-market rates in violation of the Anti-Kickback Statute and applicable state statutes. On December 1, 2010, Resnick filed a motion to withdraw as a relator, which the court granted on December 14, 2010. The Company recorded a provision for this matter in the quarter ended June 30, 2012. On June 24, 2013 the Company entered into an agreement with the remaining relator to voluntarily dismiss the action and made settlement payments in an aggregate amount of approximately $20 million. The U.S. Department of Justice and named states consented to the dismissal. On July 11, 2013, the court granted the relator’s stipulated motion to voluntarily dismiss the claims against the Company.

On June 11, 2010, a qui tam complaint, entitled United States ex rel. Stone v. Omnicare Inc., No. 1:09cv4319, that was filed under seal with the U.S. District Court in Chicago, Illinois was unsealed by the court. The U.S. Department of Justice and the various states named in the complaint have notified the court that they have declined to intervene in this action. The complaint was brought by John Stone, the Company’s former Vice President of Internal Audit, as a private party qui tam relator on behalf of the federal government and several state governments. The action alleges civil violations of the False Claims Act and certain state statutes based on allegations that the Company submitted claims for reimbursement for certain ancillary services that did not conform with Medicare and Medicaid regulations, submitted claims for reimbursement from newly acquired pharmacies that were in violation of certain Medicaid and Medicare regulations, violated certain FDA regulations regarding the storage and handling of a particular drug, and violated certain Medicaid billing regulations relating to usual and customary charges. The relator also asserts against the Company a retaliatory discharge claim under the False Claims Act. Following the court’s order dismissing some claims with prejudice, on September 15, 2011, the relator filed an Amended Complaint in which he (i) repeated his claim that the Company submitted false claims for certain ancillary services that did not conform with Medicare and Medicaid regulations, (ii) included a new claim that the Company submitted false claims to the Nevada Medicaid program for a particular drug, and repeated his retaliatory discharge claim. The Company filed a motion to dismiss the Amended Complaint on November 15, 2011. The relator filed a response in opposition to that motion and on April 24, 2012, the court granted the Company’s motion to dismiss without prejudice all claims except the retaliatory discharge claim. On May 29, 2012, the relator filed a Second Amended Complaint. The Company filed a motion to dismiss on June 28, 2012 and on November 20, 2012 the court granted the Company’s motion to dismiss with prejudice all claims except the retaliatory discharge claim. The Company filed its Answer to the remaining claim on December 11, 2012. The parties entered into an agreement to settle the remaining claim. On April 15, 2013, the court granted the parties’ stipulation of dismissal with prejudice as to the relator and without prejudice as to the government.

On November 19, 2010, the Company was served with a second amended qui tam complaint entitled United States ex rel. Rostholder v. Omnicare, Inc. and Omnicare Distribution Center, LLC f/k/a Heartland Repack Services LLC, No. CCB-07-1283, which was filed under seal with the U.S. District Court in Baltimore, Maryland in May 2007. The U.S. Department of Justice notified the court on April 22, 2009 that it declined to intervene in this action. The complaint was brought by Barry Rostholder as a private party qui tam relator on behalf of the federal government and several state and local governments. The action, in general, alleges civil violations of the False Claims Act based on allegations that the Company submitted claims for reimbursement for drugs that were repackaged at its Heartland repackaging facility in violation of certain FDA regulations. These allegations arise from the previously disclosed issues experienced by the Company at its Heartland repackaging facility, which suspended operations in 2006. On September 30, 2011, the Company filed a motion to dismiss the lawsuit in its entirety. On August 14, 2012, the court granted the Company’s motion with prejudice as to the relator and without prejudice as to the United States. The relator filed an amended motion for reconsideration on September 10, 2012. On October 19, 2012, the court denied the relator’s motion to reconsider. On November 16, 2012, the relator filed a Notice of Appeal to the U.S. Court of Appeals for the Fourth Circuit from the District Court’s denial of the motion to reconsider and granting of the Company’s motion to dismiss. The appeal of this matter has been submitted for decision to the Fourth Circuit. The Company believes that the allegations are without merit and intends to vigorously defend itself in this action.

As part of the previously disclosed civil settlement agreement entered into by the Company with the U.S. Attorney’s Office, District of Massachusetts in November 2009, the Company also entered into an amended and restated corporate integrity agreement (“CIA”) with the Department of Health and Human Services Office of the Inspector General (“OIG”) with a term of five years from November 2, 2009. Pursuant to the CIA, the Company is required, among other things, to (i) create procedures designed to ensure that each existing, new or renewed arrangement with any actual or potential source of health care business or referrals to Omnicare or any actual or potential recipient of health care business or referrals from Omnicare does not violate the Anti-Kickback

Statute, 42 U.S.C. (§) 1320a-7b(b) or related regulations, directives and guidance, including creating and maintaining a database of such arrangements; (ii) retain an independent review organization to review the Company’s compliance with the terms of the CIA and report to OIG regarding that compliance; and (iii) provide training for certain Company employees as to the Company’s requirements under the CIA. The requirements of the Company’s prior corporate integrity agreement obligating the Company to create and maintain procedures designed to ensure that all therapeutic interchange programs are developed and implemented by Omnicare consistent with the CIA and federal and state laws for obtaining prior authorization from the prescriber before making a therapeutic interchange of a drug and to maintain procedures for the accurate preparation and submission of claims for federal health care program beneficiaries in hospice programs, have been incorporated into the amended and restated CIA without modification. The requirements of the CIA have resulted in increased costs to maintain the Company’s compliance program and greater scrutiny by federal regulatory authorities. Violations of the CIA could subject the Company to significant monetary penalties. Consistent with the CIA, the Company is reviewing its contracts to ensure compliance with applicable laws and regulations. As a result of this review, pricing under certain of its consultant pharmacist services contracts has increased and will continue to increase, and these price increases have resulted and may continue to result in the loss of certain contracts.

In February 2006, two substantially similar putative class action lawsuits were filed in the U.S. District Court for the Eastern District of Kentucky, and were consolidated and entitled Indiana State Dist. Council of Laborers & HOD Carriers Pension & Welfare Fund v. Omnicare, Inc., et al., No. 2:06cv26. The amended consolidated complaint was filed against Omnicare, three of its officers and two of its directors and purported to be brought on behalf of all open-market purchasers of Omnicare common stock from August 3, 2005 through July 27, 2006, as well as all purchasers who bought their shares in the Company’s public offering in December 2005. The complaint contained claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (and Rule 10b-5) and Section 11 of the Securities Act of 1933 and sought, among other things, compensatory damages and injunctive relief. Plaintiffs alleged that Omnicare (i) artificially inflated its earnings (and failed to file GAAP-compliant financial statements) by engaging in improper generic drug substitution, improper revenue recognition and overvaluation of receivables and inventories; (ii) failed to timely disclose its contractual dispute with UnitedHealth Group Inc.; (iii) failed to timely record certain special litigation reserves; and (iv) made other allegedly false and misleading statements about the Company’s business, prospects and compliance with applicable laws and regulations. The defendants filed a motion to dismiss the amended complaint on March 12, 2007, and on October 12, 2007, the district court dismissed the case. On November 9, 2007, plaintiffs appealed the dismissal to the U.S. Court of Appeals for the Sixth Circuit. On October 21, 2009, the Sixth Circuit Court of Appeals generally affirmed the district court’s dismissal, dismissing plaintiff’s claims for violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5. However, the appellate court reversed the dismissal for the claim brought for violation of Section 11 of the Securities Act of 1933, and returned the case to the district court for further proceedings. On July 14, 2011, the district court granted plaintiffs’ motion to file a third amended complaint. This complaint asserts a claim under Section 11 of the Securities Act of 1933 on behalf of all purchasers of Omnicare common stock in the December 2005 public offering. The new complaint alleges that the 2005 registration statement contained false and misleading statements regarding Omnicare’s policy of compliance with all applicable laws and regulations with particular emphasis on allegations of violation of the federal Anti-Kickback Statute in connection with three of Omnicare’s acquisitions, Omnicare’s contracts with two of its suppliers and its provision of pharmacist consultant services. On August 19, 2011, the defendants filed a motion to dismiss the plaintiffs’ most recent complaint and on February 13, 2012 the district court dismissed the case and struck the case from the docket. On March 12, 2012, the plaintiffs filed a notice of appeal in the U.S. Court of Appeals for the Sixth Circuit. On May 23, 2013, the U.S. Court of Appeals affirmed in part and reversed and remanded in part the dismissal of the plaintiffs’ complaint. On June 6, 2013, the Company petitioned the Court of Appeals for a rehearing en banc. The petition for rehearing en banc was denied on July 23, 2013. On October 4, 2013 the Company filed a petition for writ of certiorari in the United States Supreme Court.

On February 13, 2006, two substantially similar shareholder derivative actions, entitled Isak v. Gemunder, et al., and Fragnoli v. Hutton, et al., were filed in Kentucky State court against certain current and former members of Omnicare’s board of directors, individually, purporting to assert claims for breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment arising out of the Company’s alleged violations of federal and state health care laws based upon the same purportedly improper generic drug substitution that is the subject of the HOD Carriers class action described above. The Isak and Fragnoli cases were subsequently consolidated under Case No. 06-CI-00389 and given the caption In re Omnicare, Inc. Derivative Litigation. The plaintiffs’ amended complaint sought, among other things, damages, restitution and injunctive relief. The individual defendants have denied all allegations of wrongdoing. In 2007, the individual defendants moved to dismiss the plaintiffs’ amended complaint in its entirety. Following briefing, a hearing on that motion was held on August 21, 2007. On October 7, 2013, the parties entered into a definitive agreement to settle the claims asserted by plaintiffs. On December 3, 2013 the court, after holding a hearing, approved the settlement and dismissed the case. The settlement agreement provides for, among other things, the release by the plaintiffs and the Company of all claims that have been or could have been asserted against the individual defendants arising out of or relating to the subject matter of the action and an explicit disclaimer of wrongdoing or liability on the part of the individual defendants.

The years ended December 31, 2013, 2012 and 2011 included a $167.5 million, $49.4 million and $55.0 million charge, respectively, reflected in “Settlement, litigation and other related charges” on the Consolidated Statements of Comprehensive Income (Loss), primarily for estimated litigation and other related settlements and associated professional expenses for resolution of certain regulatory matters with the federal government and various states and a qui tam lawsuit, certain large customer disputes, the investigation by the federal government and certain states relating to drug substitutions and costs associated with the purported class and derivative actions against the Company.  In connection with Omnicare's participation in Medicare, Medicaid and other healthcare programs, the Company is subject to various inspections, audits, inquiries and investigations by governmental/regulatory authorities responsible for enforcing the laws and regulations to which the Company is subject.  Further, the Company maintains a compliance program which establishes certain routine periodic monitoring of the accuracy of the Company's billing systems and other regulatory compliance matters and encourages the reporting of errors and inaccuracies.  As a result of the compliance program, Omnicare has made, and will continue to make, disclosures to the applicable governmental agencies of amounts, if any, determined to represent over-payments from the respective programs and, where applicable, those amounts, as well as any amounts relating to certain inspections, audits, inquiries and investigations activity are included in “Settlement, litigation and other related charges” on the Consolidated Statements of Comprehensive Income (Loss).

Although the Company cannot know the ultimate outcome of the matters described in the preceding paragraphs other than as disclosed, there can be no assurance that the resolution of these matters will not have a material adverse impact on the Company’s consolidated results of operations, financial position or cash flows or, in the case of other billing matters, that these matters will be resolved in an amount that would not exceed the amount of the pretax charges previously recorded by the Company.

As part of its ongoing operations, the Company is subject to various inspections, audits, inquiries, investigations and similar actions by third parties, as well as governmental/regulatory authorities responsible for enforcing the laws and regulations to which the Company is subject. Further, under the federal False Claims Act, private parties have the right to bring qui tam, or “whistleblower,” suits against companies that submit false claims for payments to, or improperly retain overpayments from, the government. Some states have adopted similar state whistleblower and false claims provisions. In addition to the inquiries discussed above, the Company from time to time receives government inquiries from federal and state agencies regarding compliance with various healthcare laws. The Company is also involved in various legal actions arising in the normal course of business. At any point in time, the Company is in varying stages of discussions on these matters. Omnicare records accruals for such contingencies to the extent that the Company concludes that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These matters are continuously being evaluated and, in many cases, are being contested by the Company and the outcome is not predictable. The inherently unpredictable nature of legal proceedings may be exacerbated by various factors from time to time, including: (i) the damages sought in the proceedings are unsubstantiated or indeterminate; (ii) discovery is not complete; (iii) the proceeding is in its early stages; (iv) the matters present legal uncertainties; (v) there are significant facts in dispute; (vi) there are a large number of parties (including where it is uncertain how liability, if any, will be shared among multiple defendants); or (vii) there is a wide range of potential outcomes. With respect to violations of the False Claims Act, treble damages and/or additional penalties per claim will apply. Consequently, unless otherwise stated, no estimate of the possible loss or range of loss in excess of the amounts accrued, if any, can be made at this time regarding the matters described above. Further, there can be no assurance that the ultimate resolution of these matters, individually or in the aggregate, will not have a material adverse effect on the Company’s consolidated results of operations, financial position or cash flows.

The Company indemnifies its directors and officers for certain liabilities that might arise from the performance of their job responsibilities for the Company.  Additionally, in the normal course of business, the Company enters into contracts that contain a variety of representations and warranties and which provide general indemnifications.  The Company’s maximum exposure under these arrangements is unknown, as this involves the resolution of claims made, or future claims that may be made, against the Company, its directors and/or officers, the outcomes of which are unknown and not currently predictable.  Accordingly, no liabilities have been recorded for the indemnifications.

Note 19 - Segment Information

The Company is organized in two operating segments, Long-Term Care Group ("LTC") and Specialty Care Group ("SCG"). These segments are based on the operations of the underlying businesses and the customers they serve. The Company's larger reportable segment is LTC, which primarily provides distribution of pharmaceuticals, related pharmacy consulting and other ancillary services. LTC's customers are primarily skilled nursing, assisted living and other providers of healthcare services. The Company’s other reportable segment is SCG, which provides specialty pharmacy and key commercialization services for the biopharmaceutical industry. The primary components of the "Corporate/Other" segment are the Company's corporate management oversight and administration, including its information technology and data management services, as well as other consolidating and eliminating entries, which have not been charged to reportable segments. The Company evaluates the performance of its segments based on revenue and operating income, and does not include segment assets or nonoperating income/expense items for management reporting purposes.

The table below presents information about the segments as of and for the years ended December 31, 2013, 2012 and 2011 (in thousands):

	For the years ended December 31,
2013:	LTC	SCG	Corporate/Other	Consolidated Totals
Net sales	$4,627,871	$1,384,003	$1,524	$6,013,398
Depreciation and amortization expense	(71,310)	(4,539)	(57,111)	(132,960)
Settlement, litigation and other related charges	(167,465)	—	—	(167,465)
Other charges, net	(45,950)	—	(53,852)	(99,802)
Operating income (loss) from continuing operations	420,646	113,243	(236,035)	297,854
2012:
Net sales	$4,789,551	$1,078,627	$10,286	$5,878,464
Depreciation and amortization expense	(69,582)	(8,431)	(50,524)	(128,537)
Settlement, litigation and other related charges	(49,175)	(200)	—	(49,375)
Other charges, net	(2,568)	—	(63,145)	(65,713)
Operating income (loss) from continuing operations	562,379	92,671	(244,715)	410,335
2011:
Net sales	$5,060,387	$820,965	$15,254	$5,896,606
Depreciation and amortization expense	(64,589)	(8,638)	(52,427)	(125,654)
Settlement, litigation and other related charges	(55,031)	—	—	(55,031)
Other charges, net	(15,049)	—	(1,044)	(16,093)
Operating income (loss) from continuing operations	476,418	69,038	(142,795)	402,661

The Company's continuing operations were primarily located in the U.S. with one pharmacy located in Canada, which was not material to the consolidated sales or total assets of Omnicare and was disposed of in the third quarter of 2012.

Note 20 - Summary of Quarterly Results (Unaudited)

The following table presents the Company's unaudited quarterly financial information for 2013 and 2012 (in thousands, except per share data). Reclassifications of prior-quarter amounts related to the Company's discontinued operations have been made to conform with the current-year presentation:

	First	Second	Third	Fourth	Full
2013	Quarter	Quarter	Quarter	Quarter	Year
Net sales	$1,458,945	$1,503,116	$1,515,168	$1,536,169	$6,013,398
Cost of sales	1,109,241	1,143,601	1,163,197	1,176,497	4,592,536
Gross profit	349,704	359,515	351,971	359,672	1,420,862
Selling, general and administrative expenses	190,693	191,915	182,668	190,904	756,180
Provision for doubtful accounts	24,010	26,140	24,963	24,448	99,561
Settlement, litigation and other related charges	22,619	3,512	143,484	(2,150)	167,465
Other charges	4,006	31,268	61,632	2,896	99,802
Operating income (loss)	108,376	106,680	(60,776)	143,574	297,854
Interest expense, net of investment income	(29,462)	(29,624)	(34,925)	(29,859)	(123,870)
Income (loss) from continuing operations before income taxes	78,914	77,056	(95,701)	113,715	173,984
Income tax provision	30,600	29,754	(26,350)	55,088	89,092
Income (loss) from continuing operations	48,314	47,302	(69,351)	58,627	84,892
Income (loss) from discontinued operations	6,040	4,917	3,042	(142,323)	(128,324)
Net income (loss)	$54,354	$52,219	$(66,309)	$(83,696)	$(43,432)
Earnings per common share - Basic:(a)
Continuing operations	$0.47	$0.46	$(0.68)	$0.58	$0.83
Discontinued operations	0.06	0.05	0.03	(1.42)	(1.26)
Net income (loss)	$0.53	$0.51	$(0.65)	$(0.83)	$(0.43)
Earnings per common share - Diluted:(a)
Continuing operations	$0.45	$0.43	$(0.68)	$0.54	$0.78
Discontinued operations	0.06	0.04	0.03	(1.31)	(1.17)
Net income (loss)	$0.51	$0.48	$(0.65)	$(0.77)	$(0.39)
Dividends per common share	$0.14	$0.14	$0.14	$0.20	$0.62
Weighted average number of common shares outstanding:
Basic	103,210	102,867	101,811	100,470	102,080
Diluted	107,466	109,931	101,811	108,980	109,449
Comprehensive income (loss)	$54,330	$52,145	$(66,305)	$(83,323)	$(43,153)

	First	Second	Third	Fourth	Full
2012	Quarter	Quarter	Quarter	Quarter	Year
Net sales	$1,520,263	$1,465,083	$1,430,920	$1,462,198	$5,878,464
Cost of sales	1,173,718	1,120,048	1,082,554	1,106,722	4,483,042
Gross profit	346,545	345,035	348,366	355,476	1,395,422
Selling, general and administrative expenses	187,944	189,668	191,753	202,639	772,004
Provision for doubtful accounts	24,061	23,728	23,695	26,511	97,995
Settlement, litigation and other related charges	7,203	26,093	4,931	11,148	49,375
Other charges	11,512	49,209	2,946	2,046	65,713
Operating income	115,825	56,337	125,041	113,132	410,335
Interest expense, net of investment income	(30,834)	(35,574)	(39,036)	(29,659)	(135,103)
Income from continuing operations before income taxes	84,991	20,763	86,005	83,473	275,232
Income tax provision	34,857	8,140	29,988	30,304	103,289
Income from continuing operations	50,134	12,623	56,017	53,169	171,943
Loss from discontinued operations	5,605	6,069	5,408	5,849	22,931
Net income	$55,739	$18,692	$61,425	$59,018	$194,874
Earnings per common share - Basic:(a)
Continuing operations	$0.45	$0.11	$0.51	$0.50	$1.57
Discontinued operations	0.05	0.05	0.05	0.05	0.21
Net income	$0.50	$0.17	$0.56	$0.55	$1.78
Earnings per common share - Diluted:(a)
Continuing operations	$0.43	$0.11	$0.50	$0.48	$1.52
Discontinued operations	0.05	0.05	0.05	0.05	0.20
Net income	$0.48	$0.17	$0.55	$0.54	$1.73
Dividends per common share	$0.07	$0.07	$0.14	$0.14	$0.42
Weighted average number of common shares outstanding:
Basic	111,487	110,580	109,315	106,773	109,531
Diluted	116,500	113,472	111,951	110,074	112,988
Comprehensive income (loss)	$56,161	$17,003	$63,354	$58,226	$194,744

Summary of Quarterly Results:

(a)
Earnings per share is calculated independently for each separately reported quarterly and full year period.  Accordingly, the sum of the separately reported quarters may not necessarily be equal to the per share amount for the corresponding full year period, as independently calculated.

Note 21 - Guarantor Subsidiaries
The 2020 Notes, 2025 Notes, 2042 Notes and 2044 Notes are fully and unconditionally guaranteed subject to certain customary release provisions on an unsecured, joint and several basis by substantially all of the wholly-owned subsidiaries of the Company (the “Guarantor Subsidiaries”).  The following condensed consolidating financial data illustrates the composition of Omnicare, Inc. (“Parent”), the Guarantor Subsidiaries and the non-guarantor subsidiaries as of December 31, 2013 and 2012 for the balance sheets, as well as the statements of comprehensive income and the statements of cash flows for each of the three years in the period ended December 31, 2013.  In connection with the sale of Hospice in the third quarter of 2014, the results of the Hospice operations are no longer Guarantor Subsidiaries and are included in the Non-Guarantor Subsidiaries column for all periods presented. Management believes separate complete financial statements of the respective Guarantor Subsidiaries would not provide information that would be necessary for evaluating the sufficiency of the Guarantor Subsidiaries, and thus are not presented.  No consolidating/eliminating adjustments column is presented for the condensed consolidating statements of cash flows since there were no significant consolidating/eliminating adjustment amounts during the periods presented.

Note 21 - Guarantor Subsidiaries - Continued

Summary Consolidating Statements of Comprehensive Income
(in thousands)	For the years ended December 31,
2013:	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating / Eliminating Adjustments	Omnicare, Inc. and Subsidiaries
Net sales	$—	$5,890,052	$123,346	$—	$6,013,398
Cost of sales	—	4,520,958	71,578	—	4,592,536
Gross profit	—	1,369,094	51,768	—	1,420,862
Selling, general and administrative expenses	4,802	733,529	17,849	—	756,180
Provision for doubtful accounts	—	97,612	1,949	—	99,561
Settlement, litigation and other related charges	—	167,465	—	—	167,465
Other charges	—	92,531	7,271	—	99,802
Operating (loss) income	(4,802)	277,957	24,699	—	297,854
Interest expense, net of investment income	(122,404)	(1,102)	(364)	—	(123,870)
(Loss) income from continuing operations before income taxes	(127,206)	276,855	24,335	—	173,984
Income tax (benefit) expense	(48,923)	125,859	12,156	—	89,092
Income (loss) income from continuing operations	(78,283)	150,996	12,179	—	84,892
Loss from discontinued operations	—	(6,064)	(122,260)	—	(128,324)
Equity in net income of subsidiaries	34,851	—	—	(34,851)	—
Net income (loss)	$(43,432)	$144,932	$(110,081)	$(34,851)	$(43,432)
Comprehensive income (loss)	$(43,153)	$144,932	$(110,081)	$(34,851)	$(43,153)
2012:
Net sales	$—	$5,744,768	$133,696	$—	$5,878,464
Cost of sales	—	4,399,305	83,737	—	4,483,042
Gross profit	—	1,345,463	49,959	—	1,395,422
Selling, general and administrative expenses	4,816	745,864	21,324	—	772,004
Provision for doubtful accounts	—	96,460	1,535	—	97,995
Settlement, litigation and other related charges	—	49,375	—	—	49,375
Other charges	35,092	34,633	(4,012)	—	65,713
Operating (loss) income	(39,908)	419,131	31,112	—	410,335
Interest expense, net of investment income	(133,368)	(1,089)	(646)	—	(135,103)
(Loss) income from continuing operations before income taxes	(173,276)	418,042	30,466	—	275,232
Income tax (benefit) expense	(66,763)	159,786	10,266	—	103,289
Income (loss) from continuing operations	(106,513)	258,256	20,200	—	171,943
Income (loss) from discontinued operations	—	84	22,847	—	22,931
Equity in net income of subsidiaries	301,387	—	—	(301,387)	—
Net income	$194,874	$258,340	$43,047	$(301,387)	$194,874
Comprehensive income	$194,744	$258,340	$44,431	$(302,771)	$194,744
2011:
Net sales	$—	$5,774,760	$121,846	$—	$5,896,606
Cost of sales	—	4,522,575	81,045	—	4,603,620
Gross profit	—	1,252,185	40,801	—	1,292,986
Selling, general and administrative expenses	15,579	695,240	11,348	—	722,167
Provision for doubtful accounts	—	95,121	1,913	—	97,034
Settlement, litigation and other related charges	—	55,031	—	—	55,031
Other charges	—	16,093	—	—	16,093
Operating (loss) income	(15,579)	390,700	27,540	—	402,661
Interest expense, net of investment income	(158,621)	(1,476)	(6)	—	(160,103)
(Loss) income from continuing operations before income taxes	(174,200)	389,224	27,534	—	242,558
Income tax (benefit) expense	(66,753)	155,982	10,550	—	99,779
Income (loss) from continuing operations	(107,447)	233,242	16,984	—	142,779
Loss from discontinued operations	—	20	(55,875)	—	(55,855)
Equity in net income of subsidiaries	194,371	—	—	(194,371)	—
Net income	$86,924	$233,262	$(38,891)	$(194,371)	$86,924
Comprehensive income	$80,952	$233,262	$(43,582)	$(189,680)	$80,952

Note 21 - Guarantor Subsidiaries - Continued
Condensed Consolidating Balance Sheets
(in thousands)

As of December 31, 2013:	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating / Eliminating Adjustments	Omnicare, Inc. and Subsidiaries
ASSETS
Cash and cash equivalents	$275,910	$68,050	$12,041	$—	$356,001
Restricted cash	—	5	—	—	5
Accounts receivable, net (including intercompany)	—	693,729	315,323	(313,368)	695,684
Inventories	—	505,567	6,851	—	512,418
Deferred income tax benefits, net-current	—	135,148	—	(54)	135,094
Other current assets	1,989	242,161	21,381	—	265,531
Current assets of discontinued operations	—	12,305	37,690	—	49,995
Total current assets	277,899	1,656,965	393,286	(313,422)	2,014,728
Properties and equipment, net	—	301,200	4,688	—	305,888
Goodwill	—	4,028,651	28,805	—	4,057,456
Identifiable intangible assets, net	—	127,798	2,176	—	129,974
Other noncurrent assets	41,825	54,834	63	—	96,722
Investment in subsidiaries	5,131,280	—	—	(5,131,280)	—
Noncurrent assets of discontinued operations	—	3,762	83,316	—	87,078
Total assets	$5,451,004	$6,173,210	$512,334	$(5,444,702)	$6,691,846
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (including intercompany)	$610,232	$793,461	$23,986	$(313,368)	$1,114,311
Current liabilities of discontinued operations	—	1,894	16,952	—	18,846
Long-term debt, notes and convertible debentures	1,405,628	13,191	—	—	1,418,819
Deferred income tax liabilities, net-noncurrent	363,240	635,640	13,907	(54)	1,012,733
Other noncurrent liabilities	—	52,072	1,763	—	53,835
Noncurrent liabilities of discontinued operations	—	176	1,222	—	1,398
Convertible debt	331,101	—	—	—	331,101
Stockholders’ equity	2,740,803	4,676,776	454,504	(5,131,280)	2,740,803
Total liabilities and stockholders’ equity	$5,451,004	$6,173,210	$512,334	$(5,444,702)	$6,691,846

As of December 31, 2012:
ASSETS
Cash and cash equivalents	$383,674	$49,108	$11,838	$—	$444,620
Restricted cash	—	1,066	—	—	1,066
Accounts receivable, net (including intercompany)	—	814,863	197,263	(190,071)	822,055
Inventories	—	368,671	5,949	—	374,620
Deferred income tax benefits, net-current	—	137,736	—	(1,550)	136,186
Other current assets	1,765	246,687	14,871	(10,825)	252,498
Current assets of discontinued operations	—	8,925	48,889	—	57,814
Total current assets	385,439	1,627,056	278,810	(202,446)	2,088,859
Properties and equipment, net	—	266,270	6,590	—	272,860
Goodwill	—	4,024,263	37,040	—	4,061,303
Identifiable intangible assets, net	—	162,078	3,021	—	165,099
Other noncurrent assets	75,336	92,859	11,382	(16,313)	163,264
Investment in subsidiaries	5,453,702	(33)	33	(5,453,702)	—
Noncurrent assets of discontinued operations	—	9,101	228,778	—	237,879
Total assets	$5,914,477	$6,181,594	$565,654	$(5,672,461)	$6,989,264
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (including intercompany)	$60,454	$570,272	$35,421	$(200,896)	$465,251
Current liabilities of discontinued operations	—	596	16,167	—	16,763
Long-term debt, notes and convertible debentures	2,012,807	17,223	5,000	(5,000)	2,030,030
Deferred income tax liabilities, net-noncurrent	335,504	559,405	21,301	(1,550)	914,660
Other noncurrent liabilities	—	65,187	—	(11,313)	53,874
Noncurrent liabilities of discontinued operations	—	178	2,796	—	2,974
Stockholders’ equity	3,505,712	4,968,733	484,969	(5,453,702)	3,505,712
Total liabilities and stockholders’ equity	$5,914,477	$6,181,594	$565,654	$(5,672,461)	$6,989,264

Note 21 - Guarantor Subsidiaries - Continued

Condensed Consolidating Statements of Cash Flows
(in thousands)

	For the year ended December 31,
2013:	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Omnicare, Inc. and Subsidiaries
Cash flows from operating activities:
Net cash flows (used in) from operating activities	$(16,598)	$500,180	$(16,522)	$467,060
Cash flows from investing activities:
Acquisition of businesses, net of cash received	—	(3,895)	—	(3,895)
Divestiture of businesses, net	—	1,250	10,408	11,658
Capital expenditures	—	(93,566)	(1,449)	(95,015)
Marketable securities	—	(365)	—	(365)
Transfer of cash to trusts for employee health and severance costs, net of payments out of the trusts	—	1,061	—	1,061
Other	(227)	1,047	(1,827)	(1,007)
Net cash flows (used in) from investing activities	(227)	(94,468)	7,132	(87,563)
Cash flows from financing activities:
Payments on term loans	(21,250)	—	—	(21,250)
Proceeds from long-term borrowings and obligations	—	—	—	—
Payments on long-term borrowings and obligations	(192,322)	—	—	(192,322)
Capped Call transaction	—	—	—	—
Fees paid for financing activities	(5,660)	—	—	(5,660)
(Decrease) increase in cash overdraft balance	(9,968)	10,441	—	473
Payments for Omnicare common stock repurchases	(220,971)	—	—	(220,971)
Proceeds for stock awards and exercise of stock options, net of stock tendered in payment	15,819	—	—	15,819
Dividends paid	(62,928)	—	—	(62,928)
Other	406,341	(397,211)	—	9,130
Net cash flows used in financing activities	(90,939)	(386,770)	—	(477,709)
Net (decrease) increase in cash and cash equivalents	(107,764)	18,942	(9,390)	(98,212)
Less decrease in cash and cash equivalents of discontinued operations	—	—	(9,593)	(9,593)
(Decrease) increase in cash and cash equivalents of continuing operations	(107,764)	18,942	203	(88,619)
Cash and cash equivalents at beginning of year	383,674	49,108	11,838	444,620
Cash and cash equivalents at end of year	$275,910	$68,050	$12,041	$356,001

Note 21 - Guarantor Subsidiaries - Continued

Condensed Consolidating Statements of Cash Flows - Continued
(in thousands)

	For the year ended December 31,
2012:	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Omnicare, Inc. and Subsidiaries
Cash flows from operating activities:
Net cash flows (used in) from operating activities	$(88,461)	$626,615	$6,330	$544,484
Cash flows from investing activities:
Acquisition of businesses, net of cash received	—	(34,873)	—	(34,873)
Divestiture of businesses, net	—	19,207	—	19,207
Capital expenditures	—	(94,527)	(2,397)	(96,924)
Marketable securities	(25,514)	—	496	(25,018)
Transfer of cash to trusts for employee health and severance costs, net of payments out of the trusts	—	1,326	—	1,326
Other	—	(164)	(2,888)	(3,052)
Net cash flows (used in) investing activities	(25,514)	(109,031)	(4,789)	(139,334)
Cash flows from financing activities:
Payments on term loans	(24,688)	—	—	(24,688)
Proceeds from long-term borrowings and obligations	425,000	—	—	425,000
Payments on long-term borrowings and obligations	(453,573)	—	—	(453,573)
Capped Call transaction	(48,126)	—	—	(48,126)
Fees paid for financing activities	(7,566)	—	—	(7,566)
Decrease in cash overdraft balance	(12)	(14,915)	—	(14,927)
Payments for Omnicare common stock repurchases	(388,968)	—	—	(388,968)
Proceeds for stock awards and exercise of stock options, net of stock tendered in payment	24,951	—	—	24,951
Dividends paid	(45,214)	—	—	(45,214)
Other	555,592	(552,986)	(694)	1,912
Net cash flows from (used in) financing activities	37,396	(567,901)	(694)	(531,199)
Net (decrease) increase in cash and cash equivalents	(76,579)	(50,317)	847	(126,049)
Less increase in cash and cash equivalents of discontinued operations	—	16	6,843	6,859
Decrease in cash and cash equivalents of continuing operations	(76,579)	(50,333)	(5,996)	(132,908)
Cash and cash equivalents at beginning of year	460,253	99,441	17,834	577,528
Cash and cash equivalents at end of year	$383,674	$49,108	$11,838	$444,620

Note 21 - Guarantor Subsidiaries - Continued

Condensed Consolidating Statements of Cash Flows - Continued
(in thousands)

	For the year ended December 31,
2011:	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Omnicare, Inc. and Subsidiaries
Cash flows from operating activities:
Net cash flows (used in) from operating activities	$(118,642)	$662,628	$6,036	$550,022
Cash flows from investing activities:
Acquisition of businesses, net of cash received	—	(101,933)	—	(101,933)
Divestiture of businesses, net	—	13,099	—	13,099
Capital expenditures	—	(58,308)	(2,409)	(60,717)
Transfer of cash to trusts for employee health and severance costs, net of payments out of the trust	—	(275)	—	(275)
Other	—	(3,574)	(2,011)	(5,585)
Net cash flows (used in) investing activities	—	(150,991)	(4,420)	(155,411)
Cash flows from financing activities:
Payments on term loans	(5,625)	—	—	(5,625)
Proceeds from long-term borrowings and obligations	600,000	—	—	600,000
Payments on long-term borrowings and obligations	(777,609)	613	—	(776,996)
Fees paid for financing activities	(13,780)	—	—	(13,780)
Increase (decrease) in cash overdraft balance	5,921	5,753	—	11,674
Payments for Omnicare common stock repurchases	(140,127)	—	—	(140,127)
Payments for stock awards and exercise of stock options, net of stock tendered in payment	30,712	—	—	30,712
Dividends paid	(17,217)	—	—	(17,217)
Other	435,842	(434,889)	1,574	2,527
Net cash flows from (used in) financing activities	118,117	(428,523)	1,574	(308,832)
Net increase (decrease) in cash and cash equivalents	(525)	83,114	3,190	85,779
Less increase in cash and cash equivalents of discontinued operations	—	(525)	1,075	550
Increase (decrease) in cash and cash equivalents of continuing operations	(525)	83,639	2,115	85,229
Cash and cash equivalents at beginning of year	460,778	15,802	15,719	492,299
Cash and cash equivalents at end of year	$460,253	$99,441	$17,834	$577,528

The 3.25% Convertible Debentures are fully and unconditionally guaranteed subject to certain customary release provisions on an unsecured basis by Omnicare Purchasing Company, LP, a wholly-owned subsidiary of the Company (the “Guarantor Subsidiary”).  The following condensed consolidating financial data illustrates the composition of Omnicare, Inc. (“Parent”), the Guarantor Subsidiary and the Non-Guarantor Subsidiaries as of December 31, 2013 and 2012 for the balance sheets, as well as the statements of comprehensive income and the statements of cash flows for each of the three years in the period ended December 31, 2013.  Management believes separate complete financial statements of the Guarantor Subsidiary would not provide information that would be necessary for evaluating the sufficiency of the Guarantor Subsidiary, and thus are not presented.  The Guarantor Subsidiary does not have any material net cash flows in the condensed consolidating statements of cash flows.  No consolidating/eliminating adjustments column is presented for the condensed consolidating statements of cash flows since there were no significant consolidating/eliminating adjustment amounts during the periods presented.

Note 21 - Guarantor Subsidiaries - Continued

Summary Consolidating Statements of Comprehensive Income
(in thousands)

	For the years ended December 31,
2013:	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Consolidating/ Eliminating Adjustments	Omnicare, Inc. and Subsidiaries
Net sales	$—	$—	$6,013,398	$—	$6,013,398
Cost of sales	—	—	4,592,536	—	4,592,536
Gross profit	—	—	1,420,862	—	1,420,862
Selling, general and administrative expenses	4,802	1,732	749,646	—	756,180
Provision for doubtful accounts	—	—	99,561	—	99,561
Settlement, litigation and other related charges	—	—	167,465	—	167,465
Other charges	—	—	99,802	—	99,802
Operating (loss) income	(4,802)	(1,732)	304,388	—	297,854
Interest expense, net of investment income	(122,404)	—	(1,466)	—	(123,870)
(Loss) income from continuing operations before income taxes	(127,206)	(1,732)	302,922	—	173,984
Income tax (benefit) expense	(48,923)	(666)	138,681	—	89,092
(Loss) income from continuing operations	(78,283)	(1,066)	164,241	—	84,892
Loss from discontinued operations	—	—	(128,324)	—	(128,324)
Equity in net income of subsidiaries	34,851	—	—	(34,851)	—
Net income (loss)	$(43,432)	$(1,066)	$35,917	$(34,851)	$(43,432)
Comprehensive income (loss)	$(43,153)	$(1,066)	$35,917	$(34,851)	$(43,153)
2012:
Net sales	$—	$—	$5,878,464	$—	$5,878,464
Cost of sales	—	—	4,483,042	—	4,483,042
Gross profit	—	—	1,395,422	—	1,395,422
Selling, general and administrative expenses	4,816	1,438	765,750	—	772,004
Provision for doubtful accounts	—	—	97,995	—	97,995
Settlement, litigation and other related charges	—	—	49,375	—	49,375
Other charges	35,092	—	30,621	—	65,713
Operating (loss) income	(39,908)	(1,438)	451,681	—	410,335
Interest expense, net of interest income	(133,368)	—	(1,735)	—	(135,103)
(Loss) income from continuing operations before income taxes	(173,276)	(1,438)	449,946	—	275,232
Income tax (benefit) expense	(66,763)	(557)	170,609	—	103,289
(Loss) income from continuing operations	(106,513)	(881)	279,337	—	171,943
Income from discontinued operations	—	—	22,931	—	22,931
Equity in net income of subsidiaries	301,387	—	—	(301,387)	—
Net income (loss)	$194,874	$(881)	$302,268	$(301,387)	$194,874
Comprehensive income (loss)	$194,744	$(881)	$303,652	$(302,771)	$194,744
2011:
Net sales	$—	$—	$5,896,606	$—	$5,896,606
Cost of sales	—	—	4,603,620	—	4,603,620
Gross profit	—	—	1,292,986	—	1,292,986
Selling, general and administrative expenses	15,579	1,467	705,121	—	722,167
Provision for doubtful accounts	—	—	97,034	—	97,034
Settlement, litigation and other related charges	—	—	55,031	—	55,031
Other charges	—	—	16,093	—	16,093
Operating (loss) income	(15,579)	(1,467)	419,707	—	402,661
Interest expense, net of investment income	(158,621)	—	(1,482)	—	(160,103)
(Loss) income from continuing operations before income taxes	(174,200)	(1,467)	418,225	—	242,558
Income tax (benefit) expense	(66,753)	(562)	167,094	—	99,779
(Loss) income from continuing operations	(107,447)	(905)	251,131	—	142,779
Loss from discontinued operations	—	—	(55,855)	—	(55,855)
Equity in net income of subsidiaries	194,371	—	—	(194,371)	—
Net income (loss)	$86,924	$(905)	$195,276	$(194,371)	$86,924
Comprehensive income (loss)	$80,952	$(905)	$190,585	$(189,680)	$80,952

Note 21 - Guarantor Subsidiaries - Continued
Condensed Consolidating Balance Sheets
(in thousands)

As of December 31, 2013:	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Consolidating/ Eliminating Adjustments	Omnicare, Inc. and Subsidiaries
ASSETS
Cash and cash equivalents	$275,910	$—	$80,091	$—	$356,001
Restricted cash	—	—	5	—	5
Accounts receivable, net (including intercompany)	—	210	695,684	(210)	695,684
Inventories	—	—	512,418	—	512,418
Deferred income tax benefits, net-current	—	—	135,094	—	135,094
Other current assets	1,989	—	263,542	—	265,531
Current assets of discontinued operations	—	—	49,995	—	49,995
Total current assets	277,899	210	1,736,829	(210)	2,014,728
Properties and equipment, net	—	19	305,869	—	305,888
Goodwill	—	—	4,057,456	—	4,057,456
Identifiable intangible assets, net	—	—	129,974	—	129,974
Other noncurrent assets	41,825	19	54,878	—	96,722
Investment in subsidiaries	5,131,280	—	—	(5,131,280)	—
Noncurrent assets of discontinued operations	—	—	87,078	—	87,078
Total assets	$5,451,004	$248	$6,372,084	$(5,131,490)	$6,691,846
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (including intercompany)	$610,232	$—	$504,289	$(210)	$1,114,311
Current liabilities of discontinued operations	—	—	18,846	—	18,846
Long-term debt, notes and convertible debentures	1,405,628	—	13,191	—	1,418,819
Deferred income tax liabilities, net-noncurrent	363,240	—	649,493	—	1,012,733
Other noncurrent liabilities	—	—	53,835	—	53,835
Noncurrent liabilities of discontinued operations	—	—	1,398	—	1,398
Convertible debt	331,101	—	—	—	331,101
Stockholders’ equity	2,740,803	248	5,131,032	(5,131,280)	2,740,803
Total liabilities and stockholders’ equity	$5,451,004	$248	$6,372,084	$(5,131,490)	$6,691,846

As of December 31, 2012:
ASSETS
Cash and cash equivalents	$383,674	$—	$60,946	$—	$444,620
Restricted cash	—	—	1,066	—	1,066
Accounts receivable, net (including intercompany)	—	204	822,055	(204)	822,055
Inventories	—	—	374,620	—	374,620
Deferred income tax benefits, net-current	—	—	137,736	(1,550)	136,186
Other current assets	1,765	—	250,733	—	252,498
Current assets of discontinued operations	—	—	57,814	—	57,814
Total current assets	385,439	204	1,704,970	(1,754)	2,088,859
Properties and equipment, net	—	22	272,838	—	272,860
Goodwill	—	—	4,061,303	—	4,061,303
Identifiable intangible assets, net	—	—	165,099	—	165,099
Other noncurrent assets	75,336	19	87,909	—	163,264
Investment in subsidiaries	5,453,702	—	—	(5,453,702)	—
Noncurrent assets of discontinued operations	—	—	237,879	—	237,879
Total assets	$5,914,477	$245	$6,529,998	$(5,455,456)	$6,989,264
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (including intercompany)	$60,454	$54	$404,947	$(204)	$465,251
Current liabilities of discontinued operations	—	—	16,763	—	16,763
Long-term debt, notes and convertible debentures	2,012,807	—	17,223	—	2,030,030
Deferred income tax liabilities, net-noncurrent	335,504	—	580,706	(1,550)	914,660
Other noncurrent liabilities	—	—	53,874	—	53,874
Noncurrent liabilities of discontinued operations	—	—	2,974	—	2,974
Stockholders’ equity	3,505,712	191	5,453,511	(5,453,702)	3,505,712
Total liabilities and stockholders’ equity	$5,914,477	$245	$6,529,998	$(5,455,456)	$6,989,264

Note 21 - Guarantor Subsidiaries - Continued

Condensed Consolidating Statements of Cash Flows
(in thousands)

	For the year ended December 31,
2013:	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Omnicare, Inc. and Subsidiaries
Cash flows from operating activities:
Net cash flows (used in) from operating activities	$(16,598)	$—	$483,658	$467,060
Cash flows from investing activities:
Acquisition of businesses, net of cash received	—	—	(3,895)	(3,895)
Divestitures of businesses, net	—	—	11,658	11,658
Capital expenditures	—	—	(95,015)	(95,015)
Marketable securities	—	—	(365)	(365)
Transfer of cash to trusts for employee health and severance costs, net of payments out of the trust	—	—	1,061	1,061
Other	(227)	—	(780)	(1,007)
Net cash flows used in investing activities	(227)	—	(87,336)	(87,563)
Cash flows from financing activities:
Payments on term loans	(21,250)	—	—	(21,250)
Proceeds from long-term borrowings and obligations	—	—	—	—
Payments on long-term borrowings and obligations	(192,322)	—	—	(192,322)
Capped Call transaction	—	—	—	—
Fees paid for financing activities	(5,660)	—	—	(5,660)
Increase (decrease) in cash overdraft balance	(9,968)	—	10,441	473
Payments for Omnicare common stock repurchases	(220,971)	—	—	(220,971)
Proceeds for stock awards and exercise of stock options, net of stock tendered in payment	15,819	—	—	15,819
Dividends paid	(62,928)	—	—	(62,928)
Other	406,341	—	(397,211)	9,130
Net cash flows (used in) financing activities	(90,939)	—	(386,770)	(477,709)
Net (decrease) increase in cash and cash equivalents	(107,764)	—	9,552	(98,212)
Less decrease in cash and cash equivalents of discontinued operations	—	—	(9,593)	(9,593)
(Decrease) increase in cash and cash equivalents of continuing operations	(107,764)	—	19,145	(88,619)
Cash and cash equivalents at beginning of year	383,674	—	60,946	444,620
Cash and cash equivalents at end of year	$275,910	$—	$80,091	$356,001

Note 21 - Guarantor Subsidiaries - Continued

Condensed Consolidating Statements of Cash Flows

(in thousands)

	For the year ended December 31,
2012:	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Omnicare, Inc. and Subsidiaries
Cash flows from operating activities:
Net cash flows (used in) from operating activities	$(88,461)	$—	$632,945	$544,484
Cash flows from investing activities:
Acquisition of businesses, net of cash received	—	—	(34,873)	(34,873)
Divestitures of businesses, net	—	—	19,207	19,207
Capital expenditures	—	—	(96,924)	(96,924)
Marketable securities	(25,514)	—	496	(25,018)
Transfer of cash to trusts for employee health and severance costs, net of payments out of the trust	—	—	1,326	1,326
Other	—	—	(3,052)	(3,052)
Net cash flows used in investing activities	(25,514)	—	(113,820)	(139,334)
Cash flows from financing activities:
Payments on term loans	(24,688)	—	—	(24,688)
Proceeds from long-term borrowings and obligations	425,000	—	—	425,000
Payments on long-term borrowings and obligations	(453,573)	—	—	(453,573)
Capped Call transaction	(48,126)	—	—	(48,126)
Fees paid for financing activities	(7,566)	—	—	(7,566)
Increase (decrease) in cash overdraft balance	(12)	—	(14,915)	(14,927)
Payments for Omnicare common stock repurchases	(388,968)	—	—	(388,968)
Payments for stock awards and exercise of stock options, net of stock tendered in payment	24,951	—	—	24,951
Dividends paid	(45,214)	—	—	(45,214)
Other	555,592		(553,680)	1,912
Net cash flows from (used in) financing activities	37,396	—	(568,595)	(531,199)
Net decrease in cash and cash equivalents	(76,579)	—	(49,470)	(126,049)
Less increase in cash and cash equivalents of discontinued operations	—	—	6,859	6,859
Decrease in cash and cash equivalents of continuing operations	(76,579)	—	(56,329)	(132,908)
Cash and cash equivalents at beginning of year	460,253	—	117,275	577,528
Cash and cash equivalents at end of year	$383,674	$—	$60,946	$444,620

Note 21 - Guarantor Subsidiaries - Continued

Condensed Consolidating Statements of Cash Flows

(in thousands)

	For the year ended December 31,
2011:	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Omnicare, Inc. and Subsidiaries
Cash flows from operating activities:
Net cash flows (used in) from operating activities	$(118,642)	$—	$668,664	$550,022
Cash flows from investing activities:
Acquisition of businesses, net of cash received	—	—	(101,933)	(101,933)
Divestitures of businesses, net	—	—	13,099	13,099
Capital expenditures	—	—	(60,717)	(60,717)
Transfer of cash to trusts for employee health and severance costs, net of payments out of the trust	—	—	(275)	(275)
Other	—	—	(5,585)	(5,585)
Net cash flows used in investing activities	—	—	(155,411)	(155,411)
Cash flows used in financing activities:
Payments on term loans	(5,625)	—	—	(5,625)
Proceeds from long-term borrowings and obligations	600,000	—	—	600,000
Payments on long-term borrowings and obligations	(777,609)	—	613	(776,996)
Fees paid for financing activities	(13,780)		—	(13,780)
Increase (decrease) in cash overdraft balance	5,921	—	5,753	11,674
Payments for Omnicare common stock repurchases	(140,127)	—	—	(140,127)
Payments for stock awards and exercise of stock options, net of stock tendered in payment	30,712	—	—	30,712
Dividends paid	(17,217)	—	—	(17,217)
Other	435,842	—	(433,315)	2,527
Net cash flows from (used in) financing activities	118,117	—	(426,949)	(308,832)
Net increase (decrease) in cash and cash equivalents	(525)	—	86,304	85,779
Less increase in cash and cash equivalents of discontinued operations	—	—	550	550
Increase (decrease) in cash and cash equivalents of continuing operations	(525)	—	85,754	85,229
Cash and cash equivalents at beginning of year	460,778	—	31,521	492,299
Cash and cash equivalents at end of year	$460,253	$—	$117,275	$577,528